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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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FelCor Lodging Trust Incorporated

(Name of Registrant as Specified In Its Charter)

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545 E. John Carpenter Freeway, Suite 1300 Irving, TX 75062 ph: 972-444-4900 f: 972-444-4949 www.felcor.com nyse: fch
Jonathan H. Yellen
Executive Vice President
General Counsel and Secretary
NOTICE OF ANNUAL MEETING
AND PROXY STATEMENT
April 19, 2007
You are cordially invited to attend our Annual Meeting of Stockholders at 9:00 a.m., Dallas, Texas local time, on May 22, 2007. The meeting will be held in our corporate offices, located at 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas.
This booklet includes the formal notice of the meeting and our proxy statement. The proxy statement tells you about the matters to be addressed, and the procedures for voting, at the meeting.
Your vote is very important. Even if you have only a few shares, we want your shares to be represented. Please vote promptly in order to be certain your shares are represented at the meeting.
My colleagues and I look forward to seeing you at the meeting.
Very truly yours,

545 E. John Carpenter Freeway, Suite 1300 Irving, TX 75062 ph: 972-444-4900 f: 972-444-4949 www.felcor.com nyse: fch
Jonathan H. Yellen
Executive Vice President
General Counsel and Secretary
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
April 19, 2007
Notice is hereby given that the Annual Meeting of Stockholders of FelCor Lodging Trust Incorporated will be held on Tuesday, May 22, 2007 at 9:00 a.m., Dallas, Texas local time, at our headquarters, 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas.
The following matters are to be presented for action by our stockholders at that time:
1.	Electing three Class I directors to full three-year terms and two Class II directors to complete the remaining year of the Class II term;
2.	Ratifying the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm; and
3.	Conducting any other business that may be properly raised.
All stockholders of record on April 2, 2007 may vote. A copy of our Annual Report is enclosed.
This notice and the accompanying proxy statement, as well as our Annual Report, were first mailed to our stockholders on or about April 19, 2007.

Proxy Statement
FelCor Lodging Trust Incorporated
Annual Meeting of Stockholders
May 22, 2007

GENERAL INFORMATION
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of FelCor Lodging Trust Incorporated, or the Company or FelCor, of proxies to be voted at the Annual Meeting of Stockholders being held on Tuesday, May 22, 2007, and at any adjournment of the meeting. The following questions and answers provide important information about the Annual Meeting and this Proxy Statement.
What am I voting on?
•	The election of three Class I directors, each for a full three-year term, and two Class II directors, each to complete the remaining year of the Class II term;

•	The ratification of PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm for 2007; and

•	Any other matters properly brought before the meeting.
Who is entitled to vote?
Holders of record of our common stock at the close of business on April 2, 2007, are entitled to vote at the meeting. Each stockholder is entitled to cast one vote for each share of common stock owned on each matter presented.
How do I vote?
You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. If you have shares of our common stock that are held by a broker or other nominee, you may instruct your broker or nominee to vote your shares by following the instructions that the broker or nominee provides you. Most brokers offer voting by mail, telephone and internet.
How do proxies work?
Our Board of Directors is asking for your proxy. Giving your proxy to the persons named by us means you authorize them to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director candidates, and you may vote for or against, or abstain from voting on, the ratification of PwC as our independent registered public accounting firm.
If you sign and return the enclosed proxy card but do not specify how your shares are to be voted, your shares will be voted FOR the election of all of our director candidates and FOR the ratification of PwC as our independent registered public accounting firm.
You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are covered by one card. If you also hold shares through a broker or other nominee, you may also get material from them asking how you want to vote. To be sure that all of your shares are voted, we encourage you to respond to each request you receive.
How do I revoke a proxy?
You may revoke your proxy before it is voted by: submitting a new proxy with a later date; by voting in person at the meeting; or by notifying our corporate Secretary in writing at the address listed under “Questions” on page 51.

Will my shares be voted if I don’t sign a proxy?
If you hold your shares directly in your own name, they will not be voted unless you provide a proxy. Under certain conditions, shares that you own that are held by a broker may be voted even if you do not provide voting instructions to the broker. Brokerage firms have the authority under the New York Stock Exchange rules to vote customers’ unvoted shares on certain “routine” matters, including the election of directors and the ratification of auditors.
What constitutes a quorum?
In order to carry on the business of the meeting, we must have a quorum. This means that at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Shares owned by us are not voted and do not count for this purpose. On the record date, we had 62,387,408 shares of common stock outstanding and entitled to vote at the meeting.
How many votes are needed for approval?
The five director candidates receiving the most “FOR” votes will be elected to the five seats on the Board of Directors to be filled at the meeting. The selection of PwC as our independent registered public accounting firm for 2007 will be ratified if more votes are cast FOR than are cast AGAINST the ratification. Abstentions, withholding authority to vote for a candidate and broker non-votes (described below) will only reduce the number of votes a candidate or the proposal to ratify PwC as our independent registered public accounting firm receives.
A “broker non-vote” occurs when a broker submits a proxy, but does not vote for or against a matter. This will occur when the beneficial owner has not instructed the broker how to vote and the broker does not have discretionary authority to vote in the absence of instructions.
What should I do if I want to attend in person?
Only stockholders of record, their proxy holders and invited guests may attend the meeting. If you wish to vote in person and your shares are held by a broker or nominee, you will need to obtain a proxy from the broker or nominee authorizing you to vote your shares held in their name.

PROPOSAL 1 — ELECTION OF DIRECTORS
At the recommendation of the Corporate Governance and Nominating Committee, our Board of Directors has nominated the five director candidates named below.
Our Board of Directors oversees the management of our company on your behalf. The Board reviews our long-term strategic plans and exercises direct decision-making authority on key issues, such as the declaration of dividends, the selection of the Chief Executive Officer, setting the scope of his authority to manage our day-to-day operations, and the evaluation of his performance.
Our Charter and Bylaws provide for three classes of directors who serve staggered three-year terms expiring at the annual meeting of stockholders three years following their election to a full term. The Corporate Governance and Nominating Committee has recommended, and the Board has nominated, for re-election as Class I directors, each of the three persons currently serving as Class I directors whose terms are expiring at the 2007 annual meeting of stockholders.
In addition, since the last annual meeting of stockholders, the Board of Directors acted to fill two vacancies that were created on the Board. The first vacancy was created by the retirement of Richard O. Jacobson, then a Class II director, upon the expiration of his term at the last annual meeting. At that time, the Corporate Governance and Nominating Committee nominated, and the Board elected, Robert F. Cotter to fill the vacancy created by Mr. Jacobson’s resignation. Further, Donald J. McNamara, then a Class II director, resigned from our Board in February 2007. At that time, the Corporate Governance and Nominating Committee nominated, and the Board elected, Thomas C. Hendrick to fill the vacancy created by Mr. McNamara’s resignation. Although each of Messrs. Cotter and Hendrick was elected as a Class II director, which class has a term expiring with the annual meeting of stockholders in 2008, under Maryland law, directors elected by the Board of Directors to fill vacancies on the Board serve only until the next annual meeting of stockholders unless reelected at that time by the stockholders. Therefore, in order to meet the requirements of Maryland law, the Corporate Governance and Nominating Committee has nominated both of these directors for election at this annual meeting as Class II directors.
If elected, each of the persons nominated as a Class I director will serve until the annual meeting of stockholders in 2010, and each of the persons nominated as a Class II director will serve until the annual meeting of stockholders in 2008. Personal information on each of our nominees, and on each of the other directors who will continue to serve on our Board following the annual meeting, is given below.
The Board has determined that the five persons nominated for election as directors at this annual meeting, and each of our continuing directors, except for Thomas J. Corcoran, Jr. and Richard A. Smith, has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and is independent within the meaning of the director independence requirements of the listing standards of the New York Stock Exchange, or NYSE. The independent directors are Melinda J. Bush, Robert F. Cotter, Richard S. Ellwood, Thomas C. Hendrick, David C. Kloeppel, Charles A. Ledsinger, Jr., Robert H. Lutz, Jr. and

Robert A. Mathewson. The determinations regarding the independence of these individuals were based on information known by the members of the Board concerning each other and supplied by each of the directors for the purpose of this determination. None of these directors had any transactions, relationships or arrangements that were required to be considered by the Board of Directors in determining that the director is independent. Mr. Smith is our President and Chief Executive Officer and Mr. Corcoran is our founder, former President and Chief Executive Officer and current Chairman of the Board. Assuming the election of our five nominees, all of our directors, other than Mr. Corcoran and Mr. Smith, will also be “Independent Directors” as defined in our Charter.
Our Board of Directors met eight times during 2006 and took one action by unanimous written consent. During 2006, no director attended fewer than 87.5% of all of the meetings of the Board and of the Board committees on which he or she served. Because fewer than 10 non-management stockholders usually attend our annual meetings in person, the Board has not adopted a formal policy with regard to director attendance at the annual meetings of stockholders. Other than Mr. Corcoran and Mr. Smith, none of the directors attended the 2006 Annual Meeting of Stockholders.
The Board of Directors recommends that you vote FOR the election of each of the nominees for election as Class I and Class II directors described below.

Nominees for Election as Class I Directors (Terms expiring in 2010)

Melinda J. Bush Age 66	Mrs. Bush has served as a director of FelCor since May 2000. She was, until September 1996, the Executive Vice President of Reed Elsevier’s Reed Travel Group/Hotel & Travel Index, which was engaged in hotel industry marketing and publishing activities on a global basis. From September 1996 until March 2002, she served as the Executive Vice President, Editorial and Publishing Director of Premier Hotels & Resorts, www.premierhotels.com, a division of Advanstar Communications. In March 2002, Mrs. Bush became Chairman and Chief Executive Officer of HRW Holdings, LLC/Hospitality Resources Worldwide, a company in which she is a major shareholder. This company provides first stage funding for enterprises in the lodging and travel industry. Mrs. Bush has more than 20 years experience in the hospitality industry, and is also a director and trustee of the American Hotel Foundation. She has honorary degrees from Cornell University School of Hotel Administration and Johnson & Wales University and carries the CHA (Certified Hotel Administrator) designation awarded by the industry to hotel operators and general managers. She was also named Woman of the Year in Travel by the Travel Industry of America and is the recipient of several other industry awards for her achievements in the industry.

Charles A. Ledsinger, Jr. Age 57	Mr. Ledsinger has served as a director of FelCor since November 1997. Mr. Ledsinger was named the President and Chief Executive Officer of Choice Hotels International in August 1998 and was promoted to Vice Chairman and Chief Executive Officer in 2006. Prior to August 1998, Mr. Ledsinger served as Senior Vice President and Chief Financial Officer of St. Joe Corporation from May 1997 until his election as President and Chief Operating Officer of that corporation in February 1998. From June 1995 until May 1997, Mr. Ledsinger was Senior Vice President and Chief Financial Officer of Harrah’s Entertainment, Inc. For more than three years prior to that, Mr. Ledsinger served as Senior Vice President and Chief Financial Officer of The Promus Companies Incorporated, the former parent of Harrah’s Entertainment, Inc. He is also a director of Choice Hotels International, Inc., TBC Corporation and Darden Restaurants, Inc.

Robert H. Lutz, Jr. Age 57	Mr. Lutz served as a director of Bristol Hotel Company from December 1995 until its merger into FelCor in July 1998, and has served as a director of FelCor since that time. Mr. Lutz is currently the President of Lutz Investments LP through which he holds and manages a variety of investments. From 1994 through 2000, Mr. Lutz served as the Chairman and Chief Executive Officer, and a member of the executive committee, of Amresco, Inc., a financial services company. From 1991 to 1994, Mr. Lutz served as President and Chief Operating Officer of Balcor/Allegiance Realty Group, a subsidiary of the American Express Company engaged in real estate ownership and management.

Nominees for Election as Class II Directors (Term expiring in 2008)

Robert F. Cotter Age 54	Mr. Cotter was elected as a director of FelCor in July 2006. He was named the President of Kerzner International Holdings Limited, a developer and operator of luxury hotels and resorts, in March 2007. Prior to joining Kerzner, Mr. Cotter served as President and Chief Operating Officer for Starwood Hotels & Resorts Worldwide, Inc. from 2003 through his retirement in December 2005. He spent most of his 33-year career with Starwood Hotels & Resorts and was named Chief Operating Officer in 2000, after serving as President, International Operations, and President and Chief Operating Officer, Europe. In addition to his expertise drawing from his career in the hotel industry, Mr. Cotter is a member of the Board of Trustees of the American Hotel & Lodging Educational Foundation. He is also a member of the Board of Trustees of Boston College.

Thomas C. Hendrick Age 60	Mr. Hendrick was elected as a director of FelCor in February 2007. He is currently the Executive Vice President of Acquisitions and Development for the Kor Group, a privately held real estate investment, development and management firm, serving since November 2006, where he oversees hotel and resort acquisitions, development opportunities and third-party management agreements on a worldwide basis. Prior to his work with Kor, Mr. Hendrick served in senior development positions for Mandarin Oriental from 2002 to 2006, Rosewood Hotels & Resorts from 1998 to 2002, and prior to that, Regent International Hotels as Vice President of Development, Mariner Hotels (currently Remington Hotels) as Executive Vice President of Development and Wyndham Hotels & Resorts as Regional Vice President of Development.

Continuing Class II Directors (Terms expiring 2008)

Thomas J. Corcoran, Jr. Age 58	Mr. Corcoran is the Chairman of the Board of FelCor. He served as the President and Chief Executive Officer of FelCor from its formation in 1994 until February 2006, when he became the Chairman of the Board. From 1991 to 1994, Mr. Corcoran held the same positions with the general partner of the partnerships that were merged into FelCor at its formation. From October 1990 to December 1991, he served as the Chairman, President and Chief Executive Officer of Fiesta Foods, Inc., a manufacturer of tortilla chips and taco shells. From 1979 to 1990, Mr. Corcoran held various positions with ShowBiz Pizza Time, Inc. (now CEC Entertainment, Inc.), an operator and franchisor of family entertainment center/pizza restaurants, and with Integra – A Hotel and Restaurant Company (formerly Brock Hotel Corporation). He served as the President and Chief Executive Officer of Integra from 1986 to 1990.

David C. Kloeppel Age 37	Mr. Kloeppel has served as a director of FelCor since January 2005. He is the Executive Vice President and Chief Financial Officer of Gaylord Entertainment Company, a resort and specialty entertainment and media company. Prior to joining Gaylord in September 2001, Mr. Kloeppel worked in the Mergers and Acquisitions Department at Deutsche Bank in New York, where he was responsible for that department’s activities in the lodging, leisure and real estate sectors.

Continuing Class III Directors (Terms expiring in 2009)

Richard S. Ellwood Age 75	Mr. Ellwood, a director of FelCor since its formation in 1994, was the founder and President of R.S. Ellwood & Co., Inc., a real estate investment banking firm that he operated from 1987 through 2004. Prior to 1987, as an investment banker, Mr. Ellwood was elected successively in 1963 a vice president of Morgan Guaranty Trust Company, in 1968 a general partner of White Weld & Co., in 1978 a managing director of Warburg Paribas Becker, Incorporated and in 1984 a managing director and senior banker of Merrill Lynch Capital Markets. Mr. Ellwood has extensive experience in hotel financing. He was a founder of Hotel Investors Trust, a REIT, and served as a trustee from 1970 until its merger with another REIT in 1987. He is currently a director of Apartment Investment and Management Company.

Robert A. Mathewson Age 41	Mr. Mathewson has served as a director of FelCor since May 2002. Since 1992, Mr. Mathewson has been the President of RGC, Inc., a privately owned real estate investment company that invests primarily in hotels and other commercial real estate. RGC, Inc. and its affiliates have been significant investors in FelCor and its predecessors since 1993. In addition, from 1999 to 2000, Mr. Mathewson served as the Vice President of Business Development for Televoke Inc., an internet application service provider focusing on web, wireless and telephony integration.

Richard A. Smith Age 44	Mr. Smith became President, Chief Executive Officer and a director of FelCor in February 2006. Mr. Smith joined FelCor in November 2004, as its Executive Vice President and Chief Financial Officer, and served in those offices until his promotion in February 2006. Mr. Smith previously served as Executive Vice President and Chief Financial Officer of Wyndham International, Inc. since April 2000. Mr. Smith joined Wyndham International in September 1999 as Senior Vice President and Treasurer, overseeing capital market activity, corporate banking relationships, cash management, risk management and debt compliance. Prior to his tenure at Wyndham International, Mr. Smith was Vice President, Corporate Finance at Starwood Hotels & Resorts Worldwide, Inc. He also previously worked for Atlantic Richfield Company and Coopers & Lybrand.

Director Compensation
Our director compensation program is as follows: each non-management director receives for his or her annual service a base amount of $35,000, or $40,000 in the case of members of the Audit Committee, other than the Chairman, and $45,000 in the case of the Chairman of the Audit Committee, payable in shares of common stock. In addition, each non-management director receives $1,000 for each Board meeting attended in person and $500 for each telephonic meeting in which he or she participates, payable in shares of common stock or cash, at each director’s election.
Each of our non-management directors receives additional compensation for service on particular committees, payable in either shares of common stock or cash, at each director’s election. If a member of the Audit Committee attends more than five Audit Committee meetings during the year, he or she receives $1,000 for each additional meeting attended in person and $500 for each additional telephonic meeting in which he or she participated. Members of the Compensation, Corporate Governance and Nominating and Executive Committees receive $1,000 for each meeting of the respective committees attended in person and $500 for each telephonic meeting of the respective committees in which he or she participated.
Finally, each of our non-management directors receives for his or her service an annual equity award equal to the lesser of:
•	2,000 shares of our common stock; or

•	the number of shares of our common stock having a value, on the date of grant, equal to $25,000 for 2006, $30,000 for 2007, $35,000 for 2008 or $40,000 for 2009 and thereafter.
The compensation payable for the prior fiscal year to non-management directors is determined at the first meeting of the Board following the end of the fiscal year. With respect to compensation payable in common stock, all shares of common stock are issued under one or more of our restricted stock and stock option plans, but shares are fully vested upon the date of grant. The number of shares to be issued are determined by dividing the applicable dollar amount, including amounts for which the director has elected to receive common stock, by the closing price of shares of our common stock on the date of grant, and rounding up to the next whole lot of 100 shares.
For 2006, the value of the shares issued to our directors was based on the closing price of our common stock, $23.61, on February 28, 2007, which was the date the issuance was authorized by the Board. Award numbers were rounded to the nearest whole lot of 100 shares. In addition, each director is reimbursed for out-of-pocket expenses incurred in connection with his or her service on our Board. Mr. Corcoran and Mr. Smith, who received compensation as employees in 2006, did not receive any additional or separate compensation for their services as directors in 2006.

The compensation provided to each director for his or her services during all or part of 2006, including Richard O. Jacobson, who retired from the Board in May 2006, and Michael D. Rose, who resigned from the Board in February 2006, is set forth below:
2006 DIRECTOR COMPENSATION TABLE(a)

	Fees Earned or
	Paid in Cash	Stock Awards	Total
Name	($)	($) (b)	($)
Melinda J. Bush	9,000	61,386	70,386
Robert F. Cotter (c)	—	35,415	35,415
Richard S. Ellwood	12,000	66,108	78,108
Richard O. Jacobson (c)	—	30,693	30,693
David C. Kloeppel	—	75,552	75,552
Charles A. Ledsinger, Jr.	—	80,274	80,274
Robert H. Lutz, Jr.	—	73,191	73,191
Robert A. Mathewson	10,000	66,108	76,108
Donald J. McNamara (d)	22,812	66,108	88,920
Michael D. Rose (c)	—	14,166	14,166

(a)	Messrs. Corcoran and Smith, the Chairman of our Board of Directors and our President and Chief Executive Officer, respectively, received compensation as employees in 2006 and did not receive any additional or separate compensation for their services as directors in 2006. Therefore, they are not included in this table.

(b)	Director stock awards are based on the closing price on the grant date of February 28, 2007 of $23.61, and also represent the aggregate grant date fair value of the stock awards computed in accordance with FAS 123R.

(c)	Compensation reflects partial year service in 2006.

(d)	Mr. McNamara was paid $22,812 in recognition of his more active role in overseeing the management of the Company as part of his service as Chairman of our Board through February 6, 2006, when he was succeeded by Mr. Corcoran.
Board Committees
The Board appoints committees to help carry out its duties. In particular, Board committees work on key issues in greater detail than would be practicable at a full Board meeting. Each committee reviews the results of its deliberations with the full Board.
The Board’s standing committees currently consist of the Executive Committee, the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. Current copies of the charters for each of these committees, as well as our Corporate Governance Guidelines and Code of Business Conduct and Ethics, may be found on our website at www.felcor.com, and are also available in print to any stockholder who requests them by writing to our corporate Secretary at the address listed under “Questions” on page 51. A more detailed description of each of these committees is set forth below.
The Executive Committee was established to exercise broad powers on behalf of the Board. In practice, the committee generally meets when it is impractical to call a meeting of the full Board.

In addition, the Executive Committee works closely with management in the development of our strategic plan. The Executive Committee currently consists of Thomas J. Corcoran, Jr., Robert F. Cotter, Robert H. Lutz, Jr. and Richard A. Smith.
The Executive Committee held no formal meetings during 2006 and acted twice by unanimous written consent.
The Audit Committee oversees audits, accounting, financial reporting and internal control matters. The committee appoints, compensates, evaluates and terminates the independent registered public accounting firm that audits our financial statements. The committee consults with the independent registered public accounting firm and reviews their audit and other work. The committee also consults with our Chief Financial Officer and Chief Accounting Officer, and reviews our internal controls and compliance with corporate policies.
During 2006, the committee met prior to each earnings release to review the information to be reported and to examine any issues relating to the report of earnings. The committee also met to review each Quarterly Report on Form 10-Q and the Annual Report on Form 10-K before its filing. The directors currently serving on the Audit Committee are Charles A. Ledsinger, Jr. (Chairman), Richard S. Ellwood, David C. Kloeppel, Thomas C. Hendrick and Robert A. Mathewson, each of whom is independent in accordance with the listing standards of the NYSE. The Board has reviewed the education, experience and other qualifications of each member of the Audit Committee. After review, the Board has determined that Messrs. Ledsinger and Kloeppel each meets the Securities and Exchange Commission’s definition of an “audit committee financial expert” and is independent under the applicable rules of the Securities and Exchange Commission.
Currently, none of the members of our Audit Committee serve on the audit committees of three or more public companies.
The Audit Committee held eight meetings during 2006.
The Compensation Committee reviews and recommends the compensation to be paid to our senior executive officers and advises the Board on the adoption of, and administers, employee benefit and compensation plans. The Compensation Committee currently consists of Robert H. Lutz, Jr. (Chairman), Melinda J. Bush, Robert F. Cotter and David C. Kloeppel, each of whom is independent in accordance with the listing standards of the NYSE.
The Compensation Committee held five meetings during 2006.
Scope of Authority.
In accordance with its charter, the committee:
•	reviews and approves on an annual basis the corporate goals and objectives relevant to the compensation of our President and Chief Executive Officer and other executive officers, and evaluates such officers’ performance in light of these goals and objectives;

•	meets annually with our President and Chief Executive Officer to receive his recommendations concerning performance goals, his evaluation of our progress toward meeting these goals, and recommendations regarding compensation with respect to other executives and determines and approves, in consultation with our President and Chief Executive Officer, the compensation of our other executive officers;

•	oversees and administers all equity-based incentive plans, establishes guidelines, rules and interpretations for such plans, approves and ratifies awards, and amendments thereto, made under any such plans, and reviews and monitors awards under such plans, and makes recommendations to our Board of Directors with respect to the establishment or amendment of incentive-compensation and equity-based plans;

•	produces an annual report and reviews the Compensation Discussion and Analysis as required by the Securities and Exchange Commission for inclusion in our annual proxy statement;

•	reviews annually director compensation levels and practices and, if determined to be appropriate, recommends changes in such compensation levels and practices to the Board of Directors, taking into account the considerations set forth in our Corporate Governance Guidelines;

•	recommends to the Board of Directors guidelines or agreements with respect to severance, change in control or other termination payments to be made to executive officers, other officers and key employees of the Company and exceptions to those guidelines or agreements with respect to executive officers;

•	approves any special or supplemental benefits provided to any director or any executive officer of the Company; and

•	makes recommendations with respect to and, together with the other independent directors of the Company, determines and approves the compensation of the President and Chief Executive Officer.
The committee’s charter is reviewed annually by the committee and any recommended modifications or revisions are submitted to the Board of Directors for review and approval. The committee’s charter was revised in 2006 to reflect additional responsibilities relating to revised compensation disclosure requirements implemented by the Securities and Exchange Commission effective in late 2006.
For a further description of the committee’s role, processes and procedures in determining or recommending the amount and form of executive and director compensation, see “Compensation Discussion and Analysis” beginning on page 22 and “Director Compensation” beginning on page 9.
Committee Composition.
In addition to the current members of the committee, Michael D. Rose served on the committee as its chairman in 2006 until he stepped down from the Board of Directors in February of that year, at which time the Board designated Mr. Lutz to chair the committee and appointed Mr. Kloeppel to the committee. Richard O. Jacobson served on the committee until his retirement from the Board of Directors in May 2006. Mr. Mathewson also had served on the committee in 2006 until July 2006, when he stepped down upon Mr. Cotter’s appointment. Each member of the committee has been determined by the Board of Directors to be “independent” under the rules of the New York Stock Exchange. Additionally, no director may serve on the Compensation Committee unless that director (1) is a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and (2) satisfies the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code.
The members of the committee were appointed by the Board of Directors at the recommendation of the Corporate Governance and Nominating Committee, and each member serves until such member’s successor is duly elected and qualified or until such member’s earlier resignation or removal. The members of the committee may be removed, with or without cause, by a majority vote of the Board of Directors. Mr. Lutz was elected chairman of the committee by the Board of Directors, and, in that capacity, he chairs all regular sessions of the committee and sets the agendas for Committee meetings.
The Corporate Governance and Nominating Committee recommends to the Board candidates for election to our Board of Directors, develops and recommends to the Board our Corporate Governance Guidelines, including criteria for membership on the Board and Board committees, and considers other corporate governance issues. This committee currently consists of Richard S. Ellwood (Chairman), Charles A. Ledsinger, Jr. and Robert H. Lutz, Jr., each of whom is independent in accordance with the listing standards of the NYSE.
The Corporate Governance and Nominating Committee held four meetings during 2006.
Director Nomination Process.
In determining candidates to recommend for election, the Corporate Governance and Nominating Committee reviews a potential candidate’s experience, expertise and other factors relative to the Board’s composition, the continued appropriateness of Board membership for any director due to a change in his or her circumstances, and the performance as a director for incumbent directors. Our Corporate Governance Guidelines prohibit the nomination of any new director if he or she would be 70 or older at the time of election, or the nomination for re-election of any of our current directors if he or she would be 75 or older at the time of election. In addition, non-management directors are subject to a term limit of six consecutive full terms. The committee is also required to recommend for nomination as directors individuals that assure a majority of the Board’s members are independent as required by the NYSE listing standards and the Securities and Exchange Commission’s rules. The Corporate Governance Guidelines direct the members of the committee to take into account the following criteria, in addition to any other criteria they may consider appropriate:
•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	current knowledge and contacts in the hotel industry or other industries relevant to our business;

•	ability and willingness to commit adequate time to Board and committee matters;

•	the fit of the individual skills and personality with those of other directors and potential directors in building an effective, collegial and responsive Board; and

•	diversity of viewpoints, background and experience.
The committee currently has no fixed process for identifying new nominees for election as a director, thereby retaining the flexibility to adapt its process to the circumstances. The committee has the ability, if it deems it necessary or appropriate, to retain the services of an independent search firm to identify new director candidates. The committee has determined that it will give consideration to any potential candidate proposed by a member of our Board or senior management. The committee’s current practice is that any non-incumbent director so proposed will be personally interviewed by at least two members of the committee, the Chairman of our Board of Directors and the Chief Executive Officer, and their assessment of his or her qualifications will be provided to the full committee.
In connection with nominating directors selected to fill the vacancies created during 2006, the committee reviewed and evaluated the qualifications of such directors using the foregoing criteria.
For this annual meeting, the committee received no proposals for non-incumbent candidates, and considered only the incumbent directors, for nomination as directors. In evaluating the incumbent directors, the committee reviewed and evaluated their qualifications and performance in accordance with the foregoing criteria.
Our policies and procedures regarding stockholder recommended candidates for director are contained in the Charter of the Corporate Governance and Nominating Committee. The committee may consider stockholder recommendations for candidates to serve on the Board. The committee will consider any candidate for director recommended by any beneficial owner, or group of beneficial owners, that has owned more than 5% of our outstanding common stock for at least one year. The committee will consider the candidate based on the same criteria established for selection of director nominees generally. The committee reserves the right to reject any candidate that has a special interest agenda other than the best interests of our company and its stockholders, generally. Stockholders desiring to nominate persons for director should follow the following procedure:
•	Submit, in writing, the following information about the candidate: name, mailing address, telephone number, email address, resume, business history, listing of other past and present directorships and director committees, hotel industry experience and other relevant information; to the Corporate Governance and Nominating Committee, c/o FelCor Lodging Trust Incorporated, 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas 75062-3933, Attention: Secretary;

•	Explain in the submission why the stockholder believes the candidate would be an appropriate member of our Board and the benefits and attributes that the candidate will provide to us in serving as a director;

•	Provide evidence of the requisite ownership of our securities along with the recommendation; and

•	Indicate whether we may identify the stockholder in any public disclosures that we make regarding the consideration of the director candidate.
For a candidate to be considered for nomination at the 2008 annual meeting of stockholders, the submission must be received by us no later than December 21, 2007.
Corporate Governance
Board Performance.
Our Board of Directors conducts an annual survey of its members regarding issues of Board performance and reviews the results of the survey with a view to improving the efficiency and effectiveness of the Board. In addition, the full Board of Directors reviews annually the qualifications and effectiveness of the Audit Committee and its members.
Executive Board Sessions.
Our Board of Directors regularly meets in executive session, in the absence of members of management who are not directors, to discuss issues related to management performance and other matters. In addition, the independent directors meet regularly, without Messrs. Corcoran and Smith being present, in connection with each Board of Directors meeting, with the chair of such meeting rotating among the independent directors.
Communications With Directors.
Our Corporate Governance Guidelines provide that our stockholders and other interested parties may communicate their concerns about us and our business and affairs to the Board, the Chairman of our Board, or if the Chairman of our Board is a member of management, then to the Chairman of the Audit Committee, or the non-management directors, as a group. These communications should be sent in the form of written correspondence by mail addressed to the Board of Directors c/o FelCor Lodging Trust Incorporated, 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas 75062-3933, Attention: Secretary. The communication should indicate whether it is intended for the entire Board of Directors, the Chairman of the Board or the Chairman of the Audit Committee, as applicable, or the non-management directors, as a group. The Secretary will forward all such correspondence to the Chairman of the Board or the Chairman of the Audit Committee, as applicable, who will determine what action, if any, will be taken concerning the correspondence and its contents. If the number of letters received through the foregoing process becomes excessive, the Board may consider approving a process for review, organization and screening of the correspondence by the Secretary or other appropriate person.
Code of Business Conduct and Ethics.
We have adopted a Code of Business Conduct and Ethics that is applicable to our directors, officers and employees. A copy of this Code, as amended, is also available from our website at www.felcor.com. We will also post on our website any waivers of the provisions of the Code made with respect to any of our directors or executive officers.
STOCK OWNERSHIP
Principal Stockholders
The following table shows how much of our common stock was beneficially owned on April 2, 2007, by each person known to us to beneficially own more than 5% of our common stock.

	Amount and
Name and Address	Nature of Beneficial		Percent of
of Beneficial Owner	Ownership		Class (1)
Deutsche Bank AG Taunusanlage 12, D-60325 Frankfurt am Main Federal Republic of Germany	4,532,769	(2)	7.27%

Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 94105	4,520,879	(3)	7.25%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	3,796,439	(4)	6.09%

AXA Financial, Inc. 1209 Avenue of the Americas New York, New York 10104	3,679,182	(5)	5.90%

Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403	3,295,289	(6)	5.28%

(1)	Based upon 62,387,408 shares outstanding as of April 2, 2007.

(2)	Based upon a Schedule 13G filed on January 31, 2007. As set forth in this Schedule, Deutsche Bank AG, a bank, and it affiliates reported that they had sole voting power with respect to 2,348,219 shares and sole dispositive power with respect to 4,532,769 shares, and that all of these shares are held by them in trust accounts for the economic benefit of the beneficiaries of those accounts.

(3)	Based upon a Schedule 13G filed on January 23, 2007. As set forth in this Schedule, Barclays Global Investors, NA, a bank, and it affiliates reported that they had sole voting power with respect to 4,249,919 shares and sole dispositive power with respect to 4,520,879 shares, and that all of these shares are held by them in trust accounts for the economic benefit of the beneficiaries of those accounts.

(4)	Based upon a Schedule 13G filed on February 14, 2007. As set forth in this Schedule, The Vanguard Group, Inc., an investment advisor, reported that it had sole voting power with respect to 94,180 shares, and sole dispositive power with respect to 3,796,439 shares, and that it held all of these shares on behalf of its advisory clients.

(5)	Based upon a Schedule 13G filed on February 13, 2007. As set forth in this Schedule, AXA Financial, Inc., a parent holding company, and it affiliates reported that they had sole voting power with respect to 3,277,309 shares and sole dispositive power with respect to 3,679,072 shares. As set forth in this Schedule, the securities are beneficially owned by one or more open or closed-end investment companies or other managed accounts that are advised by direct and indirect investment advisory affiliates of AXA Financial, Inc., and the securities are held for the economic benefit of the clients of those investment advisory affiliates and other managed accounts.

(6)	Based upon a Schedule 13G (Amendment No. 10) filed on February 5, 2007. Includes 2,480,640 shares of common stock issuable on conversion of preferred stock. As set forth in this Schedule, the securities are beneficially owned by one or more open or closed-end investment companies or other managed accounts that are advised by direct and indirect investment advisory subsidiaries of Franklin Resources, Inc., and the securities are held for the economic benefit of the clients of those investment advisory subsidiaries and other managed accounts.

Security Ownership of Management
The following table shows how much of our common stock, Series A Preferred Stock and Series C Preferred Stock was beneficially owned on April 2, 2007 by the executive officers named in the Summary Compensation Table beginning on page 34, each nominee and continuing director, and all directors and current executive officers, as a group. Unless otherwise indicated, each person owns directly the number of shares shown after his or her name in the table below. None of the shares owned by such persons are subject to any pledge. The address of each of the persons listed below is c/o FelCor Lodging Trust Incorporated, 545 E. John Carpenter Freeway, Suite 1300, Irving, TX 75062.

				Amount and		Amount and
	Amount and			Nature of		Nature of
	Nature of			Beneficial		Beneficial
	Beneficial		Percent	Ownership of	Percent	Ownership of	Percent
Name of	Ownership of		of	Series A	of	Series C	of
Beneficial Owner	Common Stock		Class(1)	Preferred Stock	Class(1)	Preferred Stock(2)	Class(1)
Melinda J. Bush	0		*	0	*	0	*
Thomas J. Corcoran, Jr.	375,905	(3)	*	4,000	*	1,000	*
Robert F. Cotter	6,500		*	0	*	0	*
Michael A. DeNicola	93,965	(4)	*	0	*	0	*
Richard S. Ellwood	41,300	(5)	*	0	*	0	*
David C. Kloeppel	6,600		*	0	*	0	*
Thomas C. Hendrick	0		*	0	*	0	*
Charles A. Ledsinger, Jr.	24,575		*	0	*	0	*
Robert H. Lutz, Jr.	33,638	(6)	*	0	*	0	*
Robert A. Mathewson	1,171,457	(7)	1.88%	10,000	*	0	*
Troy A. Pentecost	32,042	(8)	*	0	*	0	*
Lawrence D. Robinson	20,000		*	0	*	0	*
Richard A. Smith	298,780	(9)	*	0	*	10,000	*
Andrew J. Welch	156,934	(10)	*	0	*	0	*
Jonathan H. Yellen	33,100	(11)	*	0	*	0	*
All executive officers and directors, as a group (15 persons)	2,295,854	(12)	3.68%	14,000	*	11,000	*

*	Represents less than 1% of the outstanding shares of such class.

(1)	Based upon 62,387,408 shares of common stock, 12,880,475 shares of Series A Preferred Stock and 6,798,000 Depository Shares representing 67,980 shares of Series C Preferred Stock outstanding as of April 2, 2007.

(2)	Reflects the number of Depository Shares held. Each Depository Share represents 1/100th of a share of Series C Preferred Stock.

(3)	The shares beneficially owned by Mr. Corcoran include (i) 156,584 shares of common stock issuable pursuant to stock options that are currently exercisable; (ii) 3,101 shares of common stock issuable upon the conversion of 4,000 shares of Series A preferred stock; (iii) 30,000 shares of common stock that FelCor, Inc., of which he is the sole beneficial owner, has the right to receive upon the redemption of units of limited partnership interest in FelCor Lodging Limited Partnership; (iv) 1,245 shares of common stock that Mr. Corcoran has the right to receive upon the redemption of units of limited partnership interest in FelCor Lodging Limited Partnership; (v) 182,665 shares of restricted common stock issued pursuant to stock grants that are unvested and will vest over a four or five-year period from the date of grant, subject to the satisfaction of certain conditions; and (vi) 2,310 shares of common stock held by his IRA.

(4)	Includes 64,508 shares of restricted common stock issued pursuant to stock grants that are unvested and will vest over a four- or five-year period from the date of grant, subject to satisfaction of certain conditions.

(5)	Includes 2,200 shares held by trusts of which Mr. Ellwood is a beneficiary and trustee and 3,000 shares held by his IRA.

(6)	Includes 5,138 shares issuable pursuant to currently exercisable stock options, 26,000 shares owned by Lutz Investments LP, a family partnership of which Mr. Lutz is a beneficiary, and 2,500 shares owned by Mr. Lutz’s spouse.

(7)	Includes (i) an aggregate of 1,025,438 shares of common stock issuable upon redemption of FelCor Lodging Limited Partnership units held by corporations of which Mr. Mathewson is the President, a director and stockholder, (ii) 7,752 shares of common stock issuable upon conversion of 10,000 shares of Series A Preferred Stock, and (iii) 12,000 and 106,945 shares of common stock held by RGC Leasing, Inc. and RGC, Inc., respectively, of which entities Mr. Mathewson serves as President and is a stockholder.

(8)	Includes 29,100 shares of restricted common stock issued pursuant to stock grants that are unvested and will vest over a four- or five-year period from the date of grant, subject to satisfaction of certain conditions.

(9)	Includes 217,225 shares of restricted common stock issued pursuant to stock grants that are unvested and will vest over a four- or five-year period from the date of grant, subject to satisfaction of certain conditions.

(10)	Includes (i) 91,665 shares of common stock issuable pursuant to stock options that are currently excercisable, (ii) 48,186 shares of restricted common stock issued pursuant to stock grants that are unvested and will vest over a four- or five-year period from the date of grant, subject to satisfaction of certain conditions, and (iii) 2,237 shares held by his IRA.

(11)	Represents 33,100 shares of restricted common stock issued pursuant to stock grants that are unvested and will vest over a four- or five-year period from the date of grant, subject to satisfaction of certain conditions.

(12)	See footnotes (3)-(11) above.

MANAGEMENT
Executive Officers
In July 2006, FelCor reviewed the officer positions that had been identified as executive officer positions and compared the duties and responsibilities of those officer positions against the definition of “executive officer” as set forth in the rules and regulations of the U.S. Securities and Exchange Commission, or SEC. Based on that review, FelCor identified the following officers as executive officers, consistent with the definition of that term as used by the SEC:

			Officer
Name	Age	Position(s) With FelCor	Since
Thomas J. Corcoran, Jr.	58	Chairman of the Board	1994

Richard A. Smith	44	President, Chief Executive Officer and Director	2004

Michael A. DeNicola	48	Executive Vice President and Chief Investment Officer	2001

Troy A. Pentecost	45	Executive Vice President, Director of Asset Management	2006

Andrew J. Welch	45	Executive Vice President, Chief Financial Officer and Treasurer	1998

Jonathan H. Yellen	40	Executive Vice President, General Counsel and Secretary	2006
Business Experience of Executive Officers.
Information concerning the business experience of Thomas J. Corcoran, Jr. is set forth above under “Continuing Class II Directors.” Information concerning the business experience of Richard A. Smith is set forth above under “Continuing Class III Directors.”
Michael A. DeNicola joined FelCor in December 2001 as its Executive Vice President and Chief Investment Officer. Mr. DeNicola has more than 20 years experience in the hospitality industry. Prior to joining FelCor, he was a Principal and the Head of the Lodging and Leisure Group for Lend Lease Real Estate Investments. From 1992 to 2000, Mr. DeNicola held a number of leadership positions with Carlson Hospitality Worldwide, including Executive Vice President of Carlson Vacation Ownership, Senior Vice President of Planning, Mergers and Acquisitions, and Vice President of Operations. Prior to 1992, he served as Senior Manager and Director of Hospitality Services for Kenneth Leventhal and Company and Vice President of Hotel Investments for VMS Realty Partners.

Troy A. Pentecost, a 25-year hospitality industry veteran, joined FelCor as Executive Vice President and Director of Asset Management in March 2006. He was Senior Vice President of Operations and Divisional Vice President of Operations for Remington Hotel Corporation from 2004 to 2006, where he was responsible for that company’s operational and sales activity. Prior to joining Remington, Mr. Pentecost was employed by Wyndham International, Inc. in various management roles, including Regional Vice President, Area Director and General Manager, from 1993 to 2004. Mr. Pentecost also previously worked with Guild Hotel Management Company, where he served as Regional Vice President and Director of Operations.
Andrew J. Welch joined FelCor in July 1998 as its Vice President and Treasurer. He was named Senior Vice President and Treasurer in March 2001 and Executive Vice President, Chief Financial Officer and Treasurer in February 2006. Prior to joining FelCor, Mr. Welch had served as Vice President and Treasurer of Bristol Hotel Company from August 1997. For 13 years prior to joining Bristol, Mr. Welch was responsible for originating investment banking and corporate banking business for Bank of America, N.A. and Citibank, N.A.
Jonathan H. Yellen joined FelCor in July 2006 as its Executive Vice President, General Counsel and Secretary. Prior to joining FelCor, Mr. Yellen was engaged in the private practice of law, from 2003 to 2006, with Damon & Morey LLP in Buffalo, New York, and from 2001 to 2003 in solo practice in New York City, specializing in mergers and acquisitions, corporate finance and securities law. With more than 13 years of experience practicing law, Mr. Yellen previously served as Vice President and Associate General Counsel of Starwood Hotels & Resorts Worldwide, Inc. from 1998 to 2000 and as Executive Vice President and General Counsel of Digital Lighthouse Corporation in 2000. Prior to joining Starwood Hotels, Mr. Yellen was engaged in the private practice of law in New York with Fried Frank Harris Shriver & Jacobson LLP, and in New York and California with Latham & Watkins LLP.
Terms of Office and Relationships.
Our officers are elected annually by our Board of Directors at a meeting held following each annual meeting of stockholders, or as soon thereafter as necessary and convenient in order to fill vacancies or newly created offices. Each officer holds office until his successor is duly elected and qualified or, if earlier, until his retirement, death, resignation or removal. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors whenever, in its judgment, our best interests will be served thereby, but such removal shall be without prejudice to the contractual rights, if any, of the person so removed.
There are no family relationships among any of our current directors or executive officers. Except as described under “Election of Directors” above, none of our director nominees or continuing directors hold directorships in any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or pursuant to Section 15 (d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940.

There are no arrangements or understandings between any nominee for election as a director or officer and any other person pursuant to which that director was nominated or officer was selected.
Compensation Discussion and Analysis
This section contains a discussion and analysis of information regarding the compensation program in place for 2006 for the executive officers at FelCor. In addition to the executive officers listed under “Management — Executive Officers” above, Lawrence D. Robinson, who ceased to be an executive officer of FelCor in 2006 and who would have been included in the list above had he remained an executive officer at December 31, 2006, is also included for purposes of this compensation discussion. Messrs. Corcoran, Smith, DeNicola, Pentecost, Robinson, Welch and Yellen are collectively referred to as our “NEOs.” The discussion in this section includes information regarding, among other things, the overall objectives of our compensation program and each element of compensation that we provide.
Who Determines FelCor’s Executive Compensation?
The Compensation Committee makes recommendations with respect to and, together with our other independent directors, determines and approves the compensation of our President and Chief Executive Officer and determines and approves, in consultation with our President and Chief Executive Officer, the compensation of our other executive officers.
Objectives of Our Compensation Program.
FelCor seeks to attract, retain, and motivate exemplary executive talent with a fair and attractive executive compensation program. Our executive compensation program also seeks to hold our executives accountable and reward them appropriately for successful business results. We are strongly committed to our stockholders. We believe our executive compensation program is structured to align the interests of our executives with our stockholders’ long-term interests. To meet each of these objectives successfully, our core executive compensation program encompasses base salary, annual performance-based incentive compensation, and performance and time-based long-term equity compensation. The committee considers it prudent to have a significant portion of executive compensation “at risk,” or performance-based, and to reward exceptional performance. We believe that, after implementing the recommendations of Bard Consulting, Inc., as discussed below under “—Our Compensation Decision Process,” the total compensation opportunities offered to our executives are sufficient to reduce the need for anything other than very limited executive perquisites, which are detailed later in this report, or enhanced benefit programs beyond those that are typically available to all other FelCor employees. The compensation program, as implemented by management, is intended to reinforce our business strategy and core values. The principal tenets of our executive compensation philosophy, and FelCor’s policies developed to support that philosophy, may be summarized as follows:
•	Executive compensation levels are strongly dependent on realized performance results, appropriately balancing corporate and individual performance.

•	Executive compensation levels balance appropriate external competitive markets with relative internal contributions of each executive.

•	The executive compensation program embraces best practices in corporate governance.

•	The executive compensation program is easy to communicate and explain to FelCor’s executives and stockholders.
Our Compensation Decision Process.
The committee meets regularly four times each year in advance of the regular meetings of FelCor’s Board of Directors and otherwise as its business requires throughout the year. FelCor’s Secretary, Chairman of the Board of Directors or the Chairman of the committee may call meetings of the committee. From time to time, the committee invites other directors, management and such other persons as it deems appropriate in order to carry out its responsibilities. In addition, in fulfilling its responsibilities, the committee may delegate any or all of its responsibilities to a member of the committee or to a subcommittee consisting of members of the committee. Currently, the committee has made no such delegation.
Generally in the first quarter of each year, the committee reviews and approves annual salary increases, annual cash bonus compensation for the prior year and annual restricted stock grants to our officers, including related performance-based vesting criteria. The committee also establishes cash bonus performance criteria for the current year. The committee reviews the performance of the other executive officers with Mr. Smith. The committee then reviews the performance of Mr. Smith outside of his presence and reports on this review to our other independent directors in executive session.
In addition to the foregoing routine actions, in 2006, the committee approved new terms for employment agreements for Messrs. Corcoran and Smith that were subsequently entered into upon their promotions, respectively, to Chairman of the Board of Directors and President and Chief Executive Officer. The committee approved Mr. Corcoran’s employment agreement in recognition of his many contributions to the Company as our former chief executive and one of our founders. The committee approved Mr. Smith’s employment agreement based on the importance of retaining a talented and experienced CEO and because CEOs of comparable companies have similar agreements in place. In connection with its approval of Mr. Smith’s employment agreement and his promotion to President and Chief Executive Officer, the committee also approved a special grant of 50,000 shares of restricted stock to Mr. Smith that vests in equal annual installments over four years. The committee also reviewed and approved the employment terms for the following new executive officers hired in 2006:
•	Mr. Pentecost, our Executive Vice President and Director of Asset Management, including an initial grant of 20,000 shares of restricted stock that vests in equal annual increments over five years; and

•	Mr. Yellen, our Executive Vice President, General Counsel and Secretary, including an initial grant of 20,000 shares of restricted stock that vests in equal annual increments over five years, as well as a $79,105 signing bonus and certain relocation-related payments.
In both cases, the committee viewed the employment terms for Messrs. Pentecost and Yellen, including the initial grants of restricted stock and the other benefits, as being reasonable and necessary expenses to induce them to leave their then-existing employment and accept employment with FelCor.
The committee also reviewed and approved certain retirement benefits for Mr. Robinson, including accelerated vesting of 1,425 shares of otherwise restricted stock that would not have automatically vested upon his retirement and reimbursement of COBRA and other benefits costs for 18 months following his retirement. The committee views these benefits as being reasonable in light of the significant contributions made to FelCor by Mr. Robinson during his more than 10 years of service.
During 2006, the committee engaged Bard Consulting, Inc. to review our overall compensation program and make recommendations to the committee as to compensation. The committee received a report from Bard Consulting, Inc. containing recommendations regarding compensation, including a suggestion that both equity incentive and bonus compensation for our NEOs be increased; however, the Compensation Committee deferred any final determination in that regard until later in 2007 after FelCor had completed more of its portfolio-wide renovation and redevelopment program and the final piece of our strategic plan had been fully articulated.
In 2007, in addition to the regular first quarter actions described above, the committee undertook a review of Mr. Smith’s recommendations concerning implementation of a merit-based component to our annual cash bonus program and related items. For 2007, the committee will undertake a comprehensive review of executive compensation, reviewing base salary, bonus compensation, including individual and company-wide performance objectives, and restricted stock grants, on an individual basis, assuming consistent practices and implementation of the recommendations of Bard Consulting, Inc.
Role of Our Executive Officers in Compensation Decisions.
In 2006, Messrs. Corcoran and Smith attended each general meeting of the committee, except where the committee considered their individual compensation arrangements. In particular, Mr. Smith regularly provided the committee with input concerning FelCor’s compensation policies as they relate to all employees other than Mr. Corcoran and him. Mr. Robinson typically attended committee meetings, acting as its secretary, until his retirement. After his retirement, Mr. Yellen attended in a similar capacity. In addition, Mr. Yellen provided the committee with legal advice concerning compliance with securities and tax laws and regulations relevant to the committee’s activities and/or our compensation programs, as well as the committee’s charter. Mr. Welch provided analyses to the committee to assist the committee in its deliberations concerning compensation. In 2006, the committee did not delegate any of its authority to any of the foregoing executives.

Access to Records and Resources; Independent Consultants.
In discharging its duties, the committee has full access to all of our books, records, facilities, personnel, legal counsel and independent auditors, along with the power to retain, at FelCor’s expense, outside counsel or other experts as the committee may deem appropriate. In accordance with its Charter, the committee has the exclusive right to engage or terminate independent compensation consultants; management has no such authority.
The committee has historically striven to create a compensation package for NEOs that delivers total compensation that is competitive with the total compensation delivered by certain peer companies with which we compete for executive talent, which we refer to as the Peer Group. Approximately every three years, the committee conducts a comprehensive review of FelCor’s compensation policies and practices, including as they relate to executive compensation. FelCor’s executive compensation for 2006 reflects policies and procedures previously adopted by the committee following such a review in 2004. To assist in making its comparison against the Peer Group, the committee has engaged compensation consulting firms from time to time to provide information regarding compensation practices of the Peer Group. In 2006, the committee engaged Bard Consulting, Inc. to provide this information. In 2006, the Peer Group consisted of the following companies:
Ashford Hospitality Trust, Inc.
Crescent Real Estate Equities Company
Equity Inns, Inc.
Host Hotels & Resorts, Inc.*
LaSalle Hotel Properties
Strategic Hotel Capital Inc.
Sunstone Hotel Investors, Inc.

*	Survey data from Host Hotels & Resorts, Inc. was not used in analysis of base salary for senior executives because that company’s base salaries for its senior executives were substantially above the average of the rest of the Peer Group.
The report from Bard Consulting, Inc. reflected that firm’s review of our overall compensation program and noted that, relative to our Peer Group, FelCor’s equity incentive and bonus components of compensation paid to executive officers were not sufficiently competitive, as they fell below the midpoint of that group. The report observed that these components did not achieve the Compensation Committee’s stated objectives of providing a competitive compensation package that would attract and retain talented executives over the long-haul and that would ensure that our NEOs’ interests were sufficiently aligned with those of our stockholders. Among its various recommendations, the report suggested that both equity incentive and bonus compensation for our NEOs be increased. The Compensation Committee deferred any final determination in that regard until later in 2007 after we had completed more of our portfolio-wide renovation and redevelopment program and the final piece of our strategic plan had been fully articulated.
Bard Consulting, Inc. did not provide any other services for FelCor or the committee during the term of its engagement. In addition, Bard Consulting, Inc. served exclusively at the direction of the committee, through its Chairman, and took no direction from our management although our management did provide relevant data and comments.
FelCor’s Executive Compensation Program.
FelCor’s executive compensation program is composed of:
•	base salary;

•	annual performance-based cash incentive compensation;

•	restricted stock awards;

•	change-in-control severance arrangements;

•	a non-qualified deferred compensation plan; and

•	certain other benefits and perquisites.
Mr. Smith’s compensation as our President and Chief Executive Officer was established by negotiation and written agreement in February 2006. Since 2004, the committee has relied heavily on analyses and recommendations contained in a report prepared by FPL Associates Compensation in 2004 in setting the mix of its compensation between cash and equity for our other executive officers, weighing more heavily toward cash compensation. Beginning with respect to 2007, the committee will look to the analyses and recommendations contained in the report from Bard Consulting, Inc. in determining the mix of executive compensation. The committee regularly reviews the amount and mix of compensation and may make changes to the compensation program that are designed to keep our compensation competitive with members of the Peer Group. We currently have no policy regarding the adjustment or recovery of awards or payments if the relevant performance measures upon which thay are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment.
Cash Compensation.
Our compensation program for NEOs for 2006 provided that a substantial portion of total compensation was delivered in the form of cash or bonus opportunities:
Base Salary: The committee believes a significant portion of the compensation that is provided to NEOs should be provided in the form of a fixed and liquid base salary because it provides executives with a base level of monthly income. Base salary for NEOs for any given year is generally fixed by the committee at its first meeting each calendar year, effective retroactive to the first day of that year. Increases in base salary above a cost-of-living adjustment on a year-over-year basis are generally dependent on the committee’s assessment of company and individual performance. In cases where the committee is considering increases above a cost-of-living adjustment for NEOs other than the CEO, it will obtain a recommendation of our CEO and will discuss the merits of such recommendations with our CEO. Currently, only Messrs. Corcoran and Smith have employment agreements that provide for a minimum level of salary.

For the other NEOs, the committee is free to set base salary at any level it deems appropriate. In addition to the foregoing considerations, the committee is also generally mindful when fixing salaries of its overall goal to keep cash compensation for NEOs competitive within the market in general.
Cash Bonus Incentive Plan. We have a cash bonus incentive plan in which NEOs participate, as described below. Bonuses are paid to NEOs only if, and to the extent that, performance conditions set by the committee are met. Performance-based bonuses are included in the package because they permit the committee to incentivize our NEOs, in any particular year, to pursue particular objectives that the committee believes are consistent with the overall goals and strategic direction that the Board has set for our company. Target bonuses are set each year by the committee, and bonuses are paid after performance is reviewed by the committee following year-end. For 2006, the committee considered the following in determining NEO bonuses:
•	the desire to ensure that a substantial portion of total compensation is performance-based, and

•	the 2004 advice of FPL Associates Compensation as to compensation practices at companies of similar size or business.
Our bonus incentive plan pays out on the basis of the achievement of performance criteria set for a single fiscal year by the committee. Actual bonus payments can range, on the basis of performance, from doable (20% of salary) to target (50% of salary) to stretch (80% of salary). If performance were below the criteria necessary for “doable,” there would be no bonus that year. The committee, in reliance on analyses performed by FPL Associates Compensation, felt that, together with base salary and annual restricted stock grants, the bonus formula used in 2006 was appropriate and fair. The committee may reduce or not pay bonuses even if the relevant performance targets are met.
The “doable” performance criteria is the minimum level of achievement that merits payment of a bonus, and the committee expects that our executives will achieve this level. The “target” performance criteria is a realistic expectation of performance based on the Company’s projections, and the committee expects that our executives should achieve this level. The “stretch” performance criteria could be achieved if strategic initiatives are successfully implemented, and the committee recognizes that although our executives could achieve this level, this achievement would require extraordinary efforts on the part of our executives.
Specific performance objectives have been developed through an iterative process. Based on a review of business plans, management, including the NEOs, develops preliminary recommendations for committee review. The committee reviews management’s preliminary recommendations and establishes final performance criteria. In establishing those criteria, the committee strove to ensure that:
•	the incentives provided to the NEOs are consistent with the strategic goals set by our Board of Directors,

•	the goals set are sufficiently ambitious so as to provide a meaningful incentive, and

•	bonus payments will be consistent with the overall NEO compensation program established by the committee.
For 2006, the committee selected funds from operations per share as the relevant performance criterion because it is a recognized industry measure of performance for REITs. For 2006, the committee established that the amount of cash compensation that is provided to executives, with the exception of Mr. DeNicola, in the form of bonus could be as much as 80% of the amount of base salary for that year, assuming stretch performance levels were met, which they were. This weighting reflected the committee’s objective of ensuring that a substantial amount of each NEO’s total compensation was tied to company-wide performance goals. Mr. DeNicola’s cash bonus compensation was formulaic and entitled him to cash bonus compensation of up to 50% of his base salary based on a percentage of proceeds from the sale of non-strategic hotels and as much as 50% of his base salary based on the achievement of certain individual performance goals.
The committee established bonuses for NEOs other than Mr. DeNicola equal to 20%, 50% or 80% of base salary, consistent with historical bonus levels. The portion of Mr. DeNicola’s cash bonus compensation based on achievement of certain individual performance goals could have been equal to 13%, 31% or 50% of his base salary. For fiscal 2006, we achieved in excess of 125% of our targeted amount of funds from operations per share, which entitled the executives to the stretch amount of bonus. This achievement resulted in bonus payments equal to 80% of base salary for Messrs. Corcoran, Smith, Pentecost, Welch and Yellen. A bonus of approximately 98% of base salary was paid to Mr. DeNicola. A bonus of only 40% of base salary was paid to Mr. Robinson because of his retirement as an executive officer as of June 30, 2006. The committee did not exercise its discretion to reduce bonuses for 2006.
For 2007, the committee has determined that the amount of the bonus payment for all NEOs will be prorated if the achievement is between the minimum of 20% of base salary and the maximum of 80% of base salary. For 2007, the committee required each NEO to establish individual goals and objective and subjective performance criteria to be accomplished in 2007. In addition to the corporate performance levels described earlier, each NEO will be measured against the individual performance goals for such NEO, and up to 50% of the individual NEO’s bonus could be forfeited should the individual performance goals not be satisfactorily achieved.
Equity Compensation.
The committee believes that a substantial portion of total compensation should be delivered in the form of equity in order to align the interests of our NEOs with the interests of our stockholders. Under our equity compensation plans, which were approved by a vote of our stockholders, FelCor has historically issued equity compensation in the following forms:
Stock Options. Stock options may vest on the basis of the satisfaction of performance conditions established by the committee or on the basis of the passage of time and continued employment, or both. Options that vest on the basis of the passage of time and continued employment vest over a multi-year period and would typically have a ten-year term. All options are granted with an exercise price equal to the fair market value of our common stock on the date of grant. FelCor did not grant any stock options in 2006. Following the Company’s initial public offering in 1994, the Company initially relied on stock options as the primary component of equity-based compensation. The committee subsequently recognized that, consistent with the trend among other REITs and relying on advice from FPL Associations Compensation, stock options were not necessarily a useful incentive tool for REITs because REITs must pay out a higher portion of earnings than a typical company and increases in stock price alone, therefore, are not an appropriate measure of success.
Restricted Stock. Since 2001, the committee has relied on restricted stock grants as the primary form of long-term equity compensation for its executive officers. Prior to 2004, our grants of restricted stock were not based on any established formula, and generally were subject only to a time-based vesting criteria, with vesting occurring generally at a rate of 20% per year, as long as the officer was still employed by us. In 2004, after reviewing various alternatives, the committee determined that shares of restricted stock would be granted to our executive officers based on a percentage of their respective base salaries, ranging from 100% to 200% of base salary, and the vesting of the shares would be tied to some performance criteria. Under the program adopted in 2004, grants of restricted stock would be made annually based on a formula that provides restricted stock to our CEO having a value on the date of grant equal to 200% of his base salary, and to each of our other executive officers having a value on the date of grant equal to 100% of the officer’s base salary. Each grant vests over a period of four years. Initially, the vesting of all of the shares of restricted stock was subject to the satisfaction of performance criteria in addition to the historical time-based criteria. The performance criteria could be changed annually and would apply to the 25% of each restricted stock grant that was eligible to vest in that year.
In 2005, the committee reevaluated this long-term compensation program. The committee noted that most of the Company’s competitors for executive talent had restricted stock programs with some grants subject to time-based vesting only and some subject to additional performance-based vesting elements, and determined to move away from the original concept of the plan, which was fully performance-based, to a combination plan. As a result, the committee modified the restricted stock program to provide that one-half of each restricted stock grant was time-based only and vests at the end of four years if the officer is still employed by us at that time; and one-half was also performance-based, with annual vesting over four years in equal parts subject to the officer being employed by us on each vesting date and subject to the satisfaction of performance criteria that the committee determines annually. Further, the committee determined that if performance goals were missed in any year, the grant was not immediately forfeited, but remained outstanding with another opportunity to vest at the end of a four-year period based upon a four-year performance measure to be determined by the committee and also subject to the officer remaining employed by us at the end of the four-year period. Recipients of shares of our restricted stock are entitled to distributions on such shares, whether or not such shares have vested. This modified program applies to the restricted stock grants made beginning in 2005, and also was made applicable to the unvested shares from the 2004 restricted stock grants. Generally, the committee determines the annual performance criteria at the same time it awards the restricted stock grants. The performance criteria will then apply to all shares of restricted stock that are subject to performance criteria and are eligible for vesting in that year, including those shares vesting in that year from prior year’s grants. In addition, the committee determines the four-year performance criteria that will apply to shares that otherwise failed to vest, and those criteria will apply only to the restricted stock grants that were initially made in that year.

For 2006, the annual performance criteria included two separate measures: a specific level of funds from operations per share, which was equal to the “target” amount established for the cash incentive award program; and a minimum total stockholder return, including dividends. Each of these measures is weighted equally so that achievement of one measure provides some vesting benefit independent of achievement of the other. In addition, a single target goal was established for each measure. Achievement of the target goal for each measure is required for the shares subject to such measure to vest. Failure to achieve the target goal results in no vesting for shares subject to that goal, but the same shares can still vest at the end of the four-year vesting period based upon the achievement of separate performance criteria established for the full period. The committee believes these criteria are a realistic expectation of performance based on our projections, and the committee expects that our executives should achieve these measures. The four-year vesting criteria were based upon achievement of a specified cumulative return for stockholders over the four years, including dividends. All of the annual performance goals established for 2006 were met, and all shares eligible to vest in that year, including those granted in 2004 and 2005 under this program, vested.
In addition to grants made pursuant to the foregoing policy, we also made the following grants of restricted stock in 2006:
•	Mr. Smith was issued 50,000 shares of restricted stock, which vest in four equal annual increments, beginning on the first anniversary following the grant, in connection with his promotion to President and Chief Executive Officer of FelCor in 2006.

•	Messrs. Pentecost and Yellen were each issued 20,000 shares of restricted stock when they were first employed by FelCor in 2006 in order to induce them to leave their then-existing employment and accept employment with FelCor; in each case, their restricted stock vests in five equal annual increments beginning on the first anniversary following the grant.
Perquisites.
We provide little or no perquisites to our NEOs, although the committee reviews perquisites provided to NEOs and to executives at companies within our Peer Group to ensure that our executive compensation remains competitive and fair. With the exception of $75,632 in relocation benefits provided to Mr. Yellen in connection with his relocation from Buffalo to Dallas, and a related income tax gross-up payment of $17,526, the aggregate value of all perquisites and personal benefits provided to each NEO in 2006 was less than $10,000.
Deferred Compensation Plans.
Our deferred compensation plans allow certain employees, including the NEOs, to defer receipt of salary and/or bonus compensation and our directors to defer receipt of their fees. In addition, until our current and prior plans were modified in 2006, those employees could defer receipt of restricted stock as it vested. Neither plan permits the deferral of receipt of restricted stock any longer; all shares deferred under the current plan’s predecessor plan were distributed in November 2006 to the various participating employees, and all remaining shares deferred under our current plan were distributed in March 2007. Deferred cash compensation is credited with earnings or losses based on the rate of return of mutual funds selected by the participants in the plans. We do not “match” amounts that are deferred by employees pursuant to any deferred compensation plan. Our deferred compensation plans are not funded by us, but participants have an unsecured contractual commitment from us to pay the amounts due under those plans. When these payments are due, cash will be distributed from our general assets. We provide this benefit because the committee wishes to permit our senior management to defer the obligation to pay taxes on certain elements of the compensation that they are entitled to receive.
Post-Termination Compensation.
Change in Control and Severance Agreements. We have entered into change in control and severance agreements with members of our senior management team, including the NEOs. These agreements provide for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated without “cause” or leaving employment for “good reason,” as these terms are defined in the agreements. Additional information regarding these agreements, including a definition of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on December 31, 2006, is found under the heading “Change-in-Control and Severance Payments” beginning on page 42 of this Proxy Statement.
The committee believes that these arrangements are an important part of overall compensation for our NEOs. They will help to secure the continued employment and dedication of our NEOs, notwithstanding any concern that they might have at such time regarding their own continued employment, prior to or following a change in control. The committee also believes that these agreements are important as a recruitment and retention device, as many if not all of the companies with which we complete for executive talent have similar agreements in place for their senior employees.
401(k) and Savings Plan. The company also maintains a 401(k) Plan, which is generally available to all employees. It makes “matching” contributions to the 401(k) Plan equal to 150% of amounts contributed by participating employees, subject to specified limits. Each of our NEOs contributed $15,000 to our 401(k) plan in 2006, with the exception of Messrs. Corcoran and Pentecost, who contributed $20,000 and $7,500, respectively. In 2006, FelCor made the maximum $22,500 matching contribution to our 401(k) plan on behalf of each NEO other than Mr. Pentecost, with respect to whom FelCor made an $11,250 matching contribution. Mr. Corcoran was permitted to contribute more than $15,000 because he is older than 55 years of age; however, the committee determined not to make matching contributions for the amount of contributions above $15,000.
Other Retirement Benefits. We have no formal pension or retirement plan other than our 401(k) plan. The committee believes that providing such benefits to our NEOs at this time would be inconsistent with prevailing practices in the marketplace and difficult to justify to our other employees and investors. Moreover, those companies that do provide formal pensions and other retirement benefits often do so as a means of retaining employees over the long-term. The committee believes that our current compensation program and benefits are sufficiently attractive to our current executive team as to make implementing such other benefits in order to retain such employees over the long-term unnecessary at this time.

Retirement of Lawrence Robinson. In 2006, Mr. Robinson announced his retirement as our general counsel as of June 30, 2006, and retired as an employee of FelCor effective January 1, 2007. Mr. Robinson was our outside counsel from FelCor’s inception and served as FelCor’s general counsel for more than a decade. As a reflection of his unique contribution and commitment to FelCor, the committee authorized FelCor to provide Mr. Robinson with certain benefits upon his retirement beyond any other benefits to which he might otherwise be entitled, as follows:
•	The 1,425 restricted shares of our common stock that had previously been granted to Mr. Robinson but which did not automatically vest upon his retirement would nonetheless vest in full as of January 1, 2007; at the close of trading on December 29, 2006, the value of those shares was $31,122.

•	We will pay directly or reimburse Mr. Robinson for 18 months of post-employment COBRA benefits; this benefit is expected to cost us approximately $6,240, based on our current monthly premiums for those benefits.

•	We paid the annual premium for 2007 with respect to the individual term life insurance policy issued upon conversion of Mr. Robinson’s policy issued under our group term life insurance and have agreed to reimburse Mr. Robinson for 50% of the second-year premium for the converted policy.

•	We paid Mr. Robinson a cash bonus of $137,894, which was determined on a pro-rated basis for the first six months of 2006 on the same basis and paid at the same time as bonuses were paid to our executive vice presidents in 2007.
Stock Ownership Guidelines.
The committee has not established stock ownership guidelines for our executive officers. We utilize annual restricted stock grants as a significant component of our executive compensation practices, and each of our executive officers holds a substantial equity interest in our common stock that, while restricted, cannot be traded. In addition, we have a strict policy that prohibits our executive officers from engaging in selling our common stock short or engaging in hedging or offsetting transactions regarding our common stock. As a consequence of our executives’ substantial holdings of our capital stock, they each share the same risks with respect to their FelCor stock as our other stockholders.

Compensation Committee Report
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and in this Proxy Statement.

Robert H. Lutz, Jr. (Chairman)
Melinda J. Bush
Robert F. Cotter
David C. Kloeppel
Executive Compensation
The following tables show the compensation of our Chief Executive Officer, former Chief Executive Officer, Chief Financial Officer and our three other most highly paid executive officers. The following tables also include information regarding the compensation of Lawrence D. Robinson, who resigned as an executive officer in June 2006 but is included here because his compensation would make him one of the most highly-compensated executive officers if he had been an executive officer at December 31, 2006.

SUMMARY COMPENSATION TABLE

							Non-Equity
						Stock	Incentive Plan	All Other
Name and Principal Position	Year	Salary ($)		Bonus ($)		Awards ($) (a)	Compensation ($) (b)	Compensation ($) (c)	Total ($)
Thomas J. Corcoran, Jr. Chairman of the Board and former Chief Executive Officer (d)	2006	473,434		—		686,256	378,747	22,500	1,560,937

Richard A. Smith President, Chief Executive Officer and Director (d) (e)	2006	500,000		—		800,197	400,000	22,500	1,722,697

Andrew J. Welch Executive Vice President Chief Financial Officer and Treasurer (e)	2006	300,000		—		152,634	240,000	22,500	715,134

Michael A. DeNicola Executive Vice President Chief Investment Officer (f)	2006	287,278	(j)	—		271,853	283,530	22,500	865,161

Troy A. Pentecost Executive Vice President Director of Asset Management (g)	2006	205,449		—		91,042	164,384	11,250	472,125

Jonathan H. Yellen Executive Vice President General Counsel and Secretary (h)	2006	150,000		79,106	(i)	36,417	120,000	117,492	503,015

Lawrence D. Robinson Former Executive Vice President, General Counsel and Secretary (j)	2006	344,734		—		858,413	137,894	22,500	1,363,541

(a)	Represents aggregate amounts recognized by us as compensation cost for fiscal year ended December 31, 2006 under FAS 123R including service condition, market condition and performance condition awards. We applied a fair-value-based measurement method in accounting for share-based payment transactions and to record compensation costs for all awards granted after January 1, 2006. For grants awarded prior to 2006, we recorded compensation expense for the unvested portion of previously granted awards that remain outstanding as such awards continue to vest using the modified perspective method under FAS 123R. In valuing the 2006 grants with market performance conditions, the valuation was done using a Monte Carlo simulation to compute the contract’s value based on the payout and vesting schedules. The model assumes that FelCor’s stock price follows a geometric Brownian motion. Volatility was calculated using historical stock price data over the last four years preceding the date of the grant. The estimated volatility used in the valuation was 35%. The risk free rate used was the yield on 5 year Treasury Notes and was 5.1%. The valuation was done under the assumption that the award itself was dividend protected. For the valuation, 5,000,000 stock price paths were generated.

(b)	For a more complete description of the amounts awarded, please see the discussion in Compensation Discussion and Analysis under the heading “Cash Bonus Incentive Plan,” beginning on page 27.

(c)	See “All Other Compensation from Summary Compensation Table” below for information as to items in this column.

(d)	In February 2006, the Board of Directors appointed Mr. Smith as President and Chief Executive Officer. Prior to that time, Mr. Corcoran served as President and Chief Executive Officer.

(e)	In February 2006, the Board of Directors appointed Mr. Welch as Chief Financial Officer. Prior to that time, Mr. Smith served as Chief Financial Officer.

(f)	Includes $54,346 of cash compensation that was deferred during 2006 by Mr. DeNicola and contributed to our non-qualified deferred compensation plan.

(g)	Includes compensation only during the period from the date of commencement of Mr. Pentecost’s employment with FelCor, March 6, 2006, through December 31, 2006.

(h)	Includes compensation only during the period from the date of commencement of Mr. Yellen’s employment with FelCor, July 1, 2006, through December 31, 2006.

(i)	Represents a signing bonus paid to Mr. Yellen upon commencement of his employment.

(j)	As a result of his retirement effective January 1, 2007, Mr. Robinson automatically vested in an aggregate of 62,089 previously unvested shares of FelCor common stock under the terms of the related restricted stock grant agreements. In addition, in connection with his retirement, FelCor agreed that the 1,425 restricted shares of FelCor comon stock that had previously been granted to Mr. Robinson but would not automatically vest upon his retirement would, nonetheless, vest in full as of January 1, 2007. At the close of trading on the most recent prior day on which our shares traded, the value of those 1,425 shares was $31,122.
All Other Compensation from Summary Compensation Table
The following table contains a breakdown of the compensation and benefits included under “All Other Compensation” in the Summary Compensation Table above.

		Company
		Contributions to	Tax Gross-up
Name	Year	401(k) Plan ($) (a)	Payments ($)	Perquisites ($)		Total ($)
Thomas J. Corcoran, Jr.	2006	22,500	—	—		22,500

Richard A. Smith	2006	22,500	—	—		22,500

Andrew J. Welch	2006	22,500	—	—		22,500

Michael A. DeNicola	2006	22,500	—	—		22,500

Troy A. Pentecost	2006	11,250	—	—		11,250

Jonathan H. Yellen	2006	22,500	17,526 (b)	77,466	(c)	117,492

Lawrence D. Robinson	2006	22,500	—	—		22,500

(a)	Represents FelCor’s 150% match of employee contributions to FelCor’s 401(k) plan, up to $22,500. This 401(k) matching contribution is available to all FelCor employees.

(b)	Represents a tax gross-up payment that relates to our payment of $75,632 of relocation costs for Mr. Yellen in 2006.

(c)	Perquisites for Mr. Yellen in 2006 included $75,632 of relocation expenses and $1,834 related to a supplemental health insurance benefit.

Employment Arrangements.
We had previously entered into an employment agreement with Mr. Corcoran that continued in effect until December 31, 2006, and automatically renewed for successive one-year terms, unless otherwise terminated. This agreement was superceded by a new employment agreement entered into with Mr. Corcoran as of February 7, 2006, in connection with his appointment as our Chairman of the Board of Directors. The employment agreement is for a five-year term, with automatic renewals for terms of one year each, subject to termination upon prior notice by either party. Under the agreement, Mr. Corcoran is entitled to receive an annual base salary, for the initial year of the term, of no less than $473,434, and for each subsequent year (including any renewal periods) an annual salary of no less than $362,250. During the first year of the agreement, Mr. Corcoran’s duties included assisting with the full transition of his prior chief executive duties to the new President and Chief Executive Officer, and in subsequent years, his duties will be reduced to those traditionally associated with a Chairman of the Board.
Also on February 7, 2006, we entered into an employment agreement with Mr. Smith in connection with his appointment as our President and Chief Executive Officer. The employment agreement is for a two-year term, with automatic renewals thereafter for terms of one year each, subject to termination upon prior notice by either party. Under the agreement, Mr. Smith is entitled to receive an annual base salary of no less than $500,000, subject to adjustment each year.
Under both agreements, Messrs. Corcoran and Smith will be eligible to participate in our cash and restricted stock incentive programs, as established by our Compensation Committee from year to year, subject to stated minimum levels of participation for 2006 and 2007 as specified in the agreements. The agreements incorporate the terms of the change in control and severance agreements previously entered into between us and each of Mr. Corcoran and Mr. Smith, which will continue in force. None of our other executive officers has an employment agreement.

2006 GRANTS OF PLAN BASED AWARDS
The following table sets forth information concerning grants of incentive plan awards and other stock awards to our NEOs during the fiscal year ended December 31, 2006 as well as possible payouts under cash incentive plans:

										Grant
										Date
								All Other		Fair
								Stock		Value
								Awards:		of
					Estimated Future Payouts			Number		Stock
		Estimated Possible Payouts Under Non-Equity			Under			of Shares		and
		Incentive Plan Awards (a)			Equity Incentive Plan Awards (b)			of Stock		Option
	Grant/Approval			Maximum	Threshold	Target	Maximum	or Units		Awards
Name	Date	Threshold ($)	Target ($)	($)	(#)	(#)	(#)	(#)		($) (c)
Thomas J. Corcoran, Jr.	2/17/2006	94,687	236,717	378,747	6,000	24,000	24,000	24,000	(d)	892,971

Richard A. Smith	2/17/2006	100,000	250,000	400,000	6,375	25,500	25,500	25,500	(d)	948,782
	2/7/2006	—	—	—	—	—	—	50,000	(e)	963,000

Andrew J. Welch	2/17/2006	60,000	150,000	240,000	1,875	7,500	7,500	7,500	(d)	279,054

Michael A. DeNicola	2/17/2006	(g)	(g)	(g)	1,875	7,500	7,500	7,500	(d)	279,054

Troy A. Pentecost	7/28/2006	41,090	102,725	164,384	—	—	—	20,000	(f)	437,000

Jonathan H. Yellen	7/28/2006	30,000	75,000	120,000	—	—	—	20,000	(f)	437,000

Lawrence D. Robinson	2/17/2006	68,947	172,367	275,787	2,125	8,500	8,500	8,500	(d)	316,261

(a)	The amounts shown set forth the non-equity incentive plan compensation that could have been earned by our NEOs in respect of 2006 depending on satisfaction of established performance criteria. The amounts, which are formulaic, represent 20% (threshold), 50% (target) and 80% (maximum) of the relevant NEO’s salary paid in 2006, with the exception of Mr. DeNicola, whose bonus compensation in 2006 was formulaic and based on transactions consummated through his department. In 2006, the relevant performance criteria established by the Compensation Committee was a certain level of funds from operations per share and FelCor exceeded the criteria for payment of the maximum amount shown and these amounts are reflected in the Summary Compensation Table. (Mr. Robinson’s non-equity incentive plan compensation was capped to reflect his transition at June 30, 2006 to non-executive status in anticipation of his retirement on January 1, 2007.)

(b)	Shares subject to performance-based vesting can vest in one of two ways: (i) annually over four years in equal increments, based on FelCor achieving performance criteria that are established annually by the Compensation Committee, and (ii) at the end of four years following the grant (to the extent not vested earlier), based on FelCor achieving separate, longer-range performance criteria. The threshold amounts shown in the table assume that: (x) as in 2006, annual vesting is split, with one-half of the shares subject to annual vesting if we achieve not less than targeted funds from operations, and the other half of the shares vesting if we deliver not less than a targeted return to our stockholders (including dividends paid) in that year, and (y) only one of the foregoing criteria is satisfied. The targeted and maximum amounts shown both assume we achieve all of the performance criteria targeted by our Compensation Committee. Recipients of shares of our restricted stock are entitled to distributions on such shares, whether or not such shares have vested.

(c)	Grant date fair value of restricted stock awards was determined in accordance with FAS 123R.

(d)	These restricted shares will vest on the fourth anniversary of the grant date if the grantee is employed by us at that time.

(e)	These restricted shares are subject to time-based vesting and vest in four equal increments on the first four anniversaries of the grant date if Mr. Smith is employed by us on each such date.

(f)	These restricted shares are subject to time-based vesting and vest in five equal increments on the first five anniversaries of the grant date if the grantee is employed by us on each such date.

(g)	Mr. DeNicola’s cash bonus incentive plan awards for 2006 were based on a different formula than that applicable to our other NEOs. Mr. DeNicola was entitled to up to 50% of his base salary (or $143,639) based on a percentage of proceeds from the sale of non-strategic hotels. In addition, Mr. DeNicola was entitled to a cash bonus based on the achievement of individual performance objectives approved by the committee. Payments for this portion of Mr. DeNicola cash bonus could have ranged, on the basis of performance, from doable (13% of salary, or $37,346) to target (31% of salary, or $89,056) to stretch (50% of salary, or $143,639). For 2006, Mr. DeNicola realized approximately 97% of his possible sales-based cash bonus and 100% of his possible performance-based cash bonus.

2006 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table sets forth information concerning stock options and shares of unvested restricted stock held by our NEOs at December 31, 2006:

	Option Awards (a)			Stock Awards
								Equity
							Equity	Incentive
							Incentive	Plan Awards:
							Plan Awards:	Market or
						Market	Number of	Payout Value
	Number of			Number of		Value of	Unearned	of Unearned
	Securities			Shares or		Shares or	Shares, Units	Shares, Units
	Underlying			Units of		Units of	or Other	or Other
	Unexercised	Option	Option	Stock That		Stock That	Rights That	Rights That
	Options (#)	Exercise	Expiration	Have Not		Have Not	Have Not	Have Not
Name	Exercisable	Price ($)	Date	Vested (#)		Vested ($) (b)	Vested (#)	Vested ($) (b)
Thomas J. Corcoran, Jr.	62,551	22.125	2/19/2007
	41,283	22.125	6/24/2007
	30,923	22.125	8/13/2007
	59,378	22.125	3/5/2008
	25,000	19.500	4/14/2010
				97,197	(c)	2,122,782	72,428 (d)	1,581,828

Richard A. Smith	—	—	—	173,500	(e)	3,789,240	39,000 (f)	851,760

Andrew J. Welch	34,250	34.260	8/20/2007
	1,713	32.240	12/17/2007
	15,000	15.620	11/7/2011
	40,702	22.125	9/3/2008
				20,719	(g)	452,503	15,563 (h)	339,896

Michael A. DeNicola	—	—	—	31,189	(i)	681,168	22,137 (j)	483,472

Troy A. Pentecost	—	—	—	20,000	(k)	436,800	—	—

Jonathan H. Yellen	—	—	—	20,000	(l)	436,800	—	—

Lawrence D. Robinson	6,659	22.125	2/19/2007
	37,274	22.125	3/31/2007
				37,224	(m)	812,972	26,290 (n)	574,174

(a)	No options held by any NEO were unexercisable or unearned at December 31,2006.

(b)	Market value of unvested shares was computed using the closing stock price at December 29, 2006 of $21.84.

(c)	These shares will vest according to the following schedule: 3,160 shares on January 1, 2007; 1,957 shares on January 1, 2008; 31,580 shares on April 27, 2008; 36,500 shares on April 26, 2009; and 24,000 shares on February 17, 2010.

(d)	These shares will vest according to the following schedule subject to meeting performance criteria: 6,000 shares on February 17, 2007; 9,125 shares on April 26, 2007; 10,526 shares on April 27, 2007; 6,000 shares on February 17, 2008; 9,125 shares on April 26, 2008; 10,527 shares on April 27, 2008; 6,000 shares on February 17, 2009; 9,125 shares on April 26, 2009; and 6,000 shares on February 17, 2010.

(e)	These shares will vest according to the following schedule: 32,500 shares on January 1, 2007; 32,500 shares on January 1, 2008; 32,500 shares on January 1, 2009; 18,000 shares on April 26, 2009; 32,500 shares on January 1, 2010; and 25,500 shares on February 17, 2010.

(f)	These shares will vest according to the following schedule subject to meeting performance criteria: 6,375 shares on February 17, 2007; 4,500 shares on April 26, 2007; 6,375 shares on February 17, 2008; 4,500 shares on April 26, 2008; 6,375 shares on February 17, 2009; 4,500 shares on April 26, 2009; and 6,375 shares on February 17, 2010.

(g)	These shares will vest according to the following schedule: 1,196 shares on January 1, 2007; 741 shares on January 1, 2008; 4,782 shares on April 24, 2008; 6,500 shares on April 26, 2009; and 7,500 shares on February 17, 2010.

(h)	These shares will vest according to the following schedule subject to meeting performance criteria: 1,875 shares on February 17, 2007; 1,625 shares on April 26, 2007; 1,593 shares on April 27, 2007; 1,875 on February 17, 2008; 1,625 shares on April 26, 2008; 1,595 shares on April 27, 2008; 1,875 on February 17, 2009; 1,625 shares on April 26, 2009; and 1,875 shares on February 17, 2010.

(i)	These shares will vest according to the following schedule: 1,918 shares on January 1, 2007; 1,188 shares on January 1, 2008; 9,583 shares on April 27, 2008; 11,000 shares on April 26, 2009; and 7,500 shares on February 17, 2010.

(j)	These shares will vest according to the following schedule subject to meeting performance criteria: 1,875 shares on February 17, 2007; 2,750 shares on April 26, 2007; 3,193 shares on April 27, 2007; 1,875 shares on February 17, 2008; 2,750 shares on April 26, 2008; 3,194 shares on April 27, 2008; 1,875 shares on February 17, 2009; 2,750 shares on April 26, 2009; and 1,875 shares on February 17, 2010.

(k)	These shares will vest according to the following schedule: 4,000 shares on March 6, 2007; 4,000 shares on March 6, 2008; 4,000 shares on March 6, 2009; 4,000 shares on March 6, 2010; and 4,000 shares on March 6, 2011.

(l)	These shares will vest according to the following schedule subject to meeting performance criteria: 4,000 shares on July 28, 2007; 4,000 shares on July 28, 2008; 4,000 shares on July 28, 2009; 4,000 shares on July 28, 2010; and 4,000 shares on July 28, 2011.

(m)	These shares will vest according to the following schedule: 2,301 shares on January 1, 2007; 1,425 shares on January 1, 2008; 11,498 shares on April 27, 2008; 13,500 shares on April 26, 2009; and 8,500 shares on February 17, 2010. As a result of Mr. Robinson’s retirement on January 1, 2007, his vesting schedule was accelerated and all of these shares became vested.

(n)	These shares will vest according to the following schedule subject to meeting performance criteria: 2,125 shares on February 17, 2007; 3,375 shares on April 26, 2007; 3,832 shares on April 27, 2007; 2,125 shares on February 17, 2008; 3,375 shares on April 26, 2008; 3,833 shares on April 27, 2008; 2,125 shares on February 17, 2009; 3,375 shares on April 26, 2009; and 2,125 shares on February 17, 2010. As a result of Mr. Robinson’s retirement on January 1, 2007, his vesting schedule was accelerated and all of these shares became vested.

2006 OPTION EXERCISES AND STOCK VESTED
The stock options exercised by, and the restricted stock vested in, each of our NEOs during the fiscal year ended December 31, 2006 are summarized in the table below:

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise (#)	on Exercise ($)	Acquired on Vesting (#)	on Vesting ($) (b)
Thomas J. Corcoran, Jr.	—	—	29,011	583,982

Richard A. Smith	—	—	24,500	440,680

Andrew J. Welch	—	—	6,614	127,678

Michael A. DeNicola	50,000	234,500	7,861 (a)	160,906 (a)

Troy A. Pentecost	—	—	—	—

Jonathan H. Yellen	—	—	—	—

Lawrence D. Robinson	25,000	152,200	13,108	256,649

(a)	Receipt by Mr. DeNicola of these restricted shares that vested in 2006 was deferred by contribution to our deferred compensation plan.

(b)	Value determined based on the closing price of our common stock on the date of vesting.
2006 NONQUALIFIED DEFERRED COMPENSATION
     The follow table sets forth the nonqualified deferred compensation of our NEOs:

	Executive	Registrant	Aggregate		Aggregate	Aggregate
	Contributions	Contributions in Last	Earnings		Withdrawals /	Balance at Last
Name	in Last Fiscal Year ($)	Fiscal Year ($) (a)	in Last Fiscal Year ($)		Distributions ($) (b)	Fiscal Year-End ($)
Thomas J. Corcoran, Jr.	—	—	153,483	(c)	(755,179)	—

Richard A. Smith	—	—	—		—	—

Andrew J. Welch	—	—	81,215	(c)	(399,600)	—

Michael A. DeNicola	215,252 (d)	—	138,876	(e)	(251,554)	681,788

Troy A. Pentecost	—	—	—		—	—

Jonathan H. Yellen	—	—	—		—	—

Lawrence D. Robinson	—	—	150,362	(c)	(739,822)	—

(a)	We make no matching contributions to our Deferred Compensation Plan.

(b)	The amounts in this column represent distributions of restricted stock that had been deposited into the plan. The plan was modified so that employees could no longer defer restricted stock. As a result, all restricted stock deferred was distributed on November 15, 2006 and is shown above as valued at the closing price on that date of $21.60 per share. For a more complete discussion of the terms of our deferred compensation plan, see the “Deferred Compensation Plans” section of the Compensation Discussion and Analysis beginning on page 30.

(c)	Reflects the increase in value of FelCor stock, the receipt of which was deferred under our prior plan, from January 1, 2006 through November 15, 2006, when the stock was distributed to the participant.

(d)	Includes the deferral, under our new plan, of 7,861 shares of FelCor stock as it vested and $54,346 of current year cash compensation included in the Summary Compensation Table.

(e)	Represents (i) appreciation in 11,646 shares of FelCor stock held in our prior plan from January 1, 2006 through November 15, 2006 of $51,126, (ii) appreciation in 11,304 shares of FelCor stock held in our new plan from January 1, 2006 through December 31, 2006 of $52,338, (iii) appreciation in 7,861 shares of FelCor stock contributed to the new plan from date of contribution through December 31, 2006 of $10,779, and (iv) earnings on cash contributions of $24,634.
Change-in-Control and Severance Payments.
We have entered into change-in-control and severance agreements with each of our executive officers and certain other key employees. Each of these agreements had an initial term that expired December 31, 2006, but automatically renew for successive one-year terms, unless terminated. In the event of a potential change-in-control, each covered employee agrees to remain in our employ until the earlier of one year following the “potential change-in-control” or six months following an actual “change-in-control.” Following a “change-in-control,” the employee will be entitled to the immediate vesting of all stock options, awards of restricted stock and other benefits previously awarded or credited to his or her account. In addition, if a covered employee’s employment is terminated by us other than for disability, retirement, or “cause” (or by the employee for “good reason”), the covered employee also will be entitled to a lump sum severance payment of, in the case of our executive officers, 2.99 times the employee’s average total annual compensation over the past three years. We will be required to “gross-up” the severance payment to cover excise taxes on the benefits, thereby providing such benefits to the employee on a net basis, after payment of excise taxes. For purposes of these agreements, a “change-in-control” occurs:
•	whenever any person or group is or becomes the beneficial owner of 35% or more of our outstanding voting securities;

•	a majority of the Board is comprised of persons designated by any person who has entered into an agreement with us to become a 35% or more beneficial owner or to effect a merger or consolidation transaction, or of persons other than those persons constituting the Board on the date of these agreements;

•	our stockholders approve either a merger or consolidation of us with any other corporation or a plan or agreement under which all or substantially all of our assets would be liquidated, distributed, sold or otherwise disposed of; or

•	our Compensation Committee adopts a resolution to the effect that, in the judgment of the committee, a change in control of us has effectively occurred.
“Good reason,” for purposes of these agreements, means, among other things and subject to certain limitations, any of the following events following a change-in-control :

•	the assignment to the employee of any duties inconsistent with his or her status as our senior executive officer or any substantial reduction in or restriction upon the nature, status or extent of his or her responsibilities or authority as compared to immediately prior to the change-in-control;

•	a reduction in the employee’s annual base salary, as in effect immediately prior to the change-in control, except for across-the-board salary reductions similarly affecting all of our executives and all executives of any person then in control of us;

•	the relocation of our principal executive offices, or the office where the employee is required to perform his or her duties, to a location more than 25 miles away;

•	our failure to pay the employee any portion of his or her then-current compensation, or any portion or installment of deferred compensation, within five days of the date the payment is due; or

•	our failure to continue any compensation or benefit plan that the employee was participating in immediately prior to the change-in-control.
Under our standard form of stock award agreement, if the Company undergoes a change in control or upon the death or disability of the employee, all restrictions on the restricted stock granted by the agreement are deemed to have expired as of the date preceding such event. Upon an employee’s retirement, the only benefit is the accelerated vesting of restricted stock under the terms of the employee’s restricted stock grant agreements beginning in 2005, provided that the employee is age 60 or older at the time of his or her retirement. None of our NEOs are currently age 60 or older. No other benefits are required to be paid by us upon any other voluntary resignation or termination. Lawrence D. Robinson received certain benefits upon his retirement effective January 1, 2007. For a complete description of these benefits, see “Retirement of Lawrence D. Robinson” beginning on page 32.
We have entered into employment agreements with each of Mr. Smith and Mr. Corcoran effective as of February 1, 2006. Mr. Smith’s agreement is for an initial term of two years and Mr. Corcoran’s agreement is for an initial term of five years. Each agreement automatically renews for successive one-year terms, unless terminated.
Each of Mr. Smith and Mr. Corcoran’s employment agreements provides that, upon termination due to death or disability, or for termination by the Company with “cause” or upon resignation for “good reason,” the executive, or his estate, will be entitled to receive an amount equal to his base salary payable during the remainder of the term, any outstanding stock options, awards of restricted stock and other benefits previously awarded or credited to his account will immediately vest, the executive, and his covered dependents, as applicable, will be entitled to continued medical and dental benefits for the remainder of the term and COBRA benefits beyond that, and he will be entitled to a gross-up payment for federal, state and local taxes resulting from such medical and dental benefits. In addition, for termination by the Company with “cause” or upon resignation for “good reason,” the executive will be entitled to payment for accrued but unused vacation. If either of them is terminated for cause, he will only be entitled to the restricted shares that had vested prior to the date of termination. Any outstanding stock options on the date of termination will terminate on the 90th day after the date of such termination for cause.
Under Mr. Smith’s agreement, “good reason” means:
•	the assignment to Mr. Smith of any duties inconsistent with his status as our senior executive officer or any substantial reduction in or restriction upon the nature, status or extent of his responsibilities;

•	a reduction by us in Mr. Smith’s base salary, except for across-the-board reductions similarly affecting all of our executives; and

•	any circumstance constituting a “good reason” following a “change-in-control” under our standard form of change-in-control and severance agreement described above.
Under Mr. Corcoran’s agreement, “good reason” means the occurrence of a material breach by us of any of our obligations under the agreement or any circumstance constituting a “good reason” following a “change-in-control” under our standard form of change-in-control and severance agreement described above.
For purposes of each of Mr. Smith’s and Mr. Corcoran’s employment agreements, “change-in-control” has the same meaning as in our standard form of change-in-control and severance agreement described above. Each of Mr. Smith and Mr. Corcoran have executed our standard form of change-in-control and severance agreement and are entitled to benefits under such agreements upon termination due to a change-in-control, as described above. To the extent that any transaction would result in either being entitled to exercise rights or receive benefits under either their respective employment agreements or change-in-control and severance agreements, each is entitled to elect the rights and benefits they wish to receive but may not receive the same rights or benefits under both agreements.

TERMINATION OR CHANGE-IN-CONTROL PAYMENTS
The following table shows the payments upon termination or a change-in-control that each of our NEOs would have received had a termination occurred on December 29, 2006:

		Before Change in	After Change in
		Control	Control
		Termination	Termination
		w/o Cause or for	w/o Cause or			Change in
Name	Benefit	Good Reason	for Good Reason	Death	Disability	Control
Thomas J. Corcoran, Jr.	Severance Payment
	(Amount tied to
	Salary and Bonus)	1,488,453	2,466,676	1,488,453	1,488,453	—
	Acceleration of
	Stock Vesting (a)	3,074,610	3,074,610	3,074,610	3,074,610	3,074,610
	Benefit Plans (b)	48,155	48,155	—	48,155	—
	Excise Tax Gross Up	—	1,357,911	—	—	—

Richard A. Smith	Severance Payment
	(Amount tied to
	Salary and Bonus)	541,667	2,252,467	541,667	541,667	—
	Acceleration of
	Stock Vesting (a)	4,641,000	4,641,000	4,641,000	4,641,000	4,641,000
	Benefit Plans (b)	48,126	48,126	—	48,126	—
	Excise Tax Gross Up	—	908,750	—	—	—

Andrew J. Welch	Severance Payment
	(Amount tied to
	Salary and Bonus)	—	1,242,418	—	—	—
	Acceleration of
	Stock Vesting (a)	—	792,399	792,399	792,399	792,399
	Benefit Plans (b)	—	47,190	—	—	—
	Excise Tax Gross Up	—	420,303	—	—	—

Michael A. DeNicola	Severance Payment
	(Amount tied to
	Salary and Bonus)	—	1,581,418	—	—	—
	Acceleration of
	Stock Vesting (a)	—	1,164,640	1,164,640	1,164,640	1,164,640
	Benefit Plans (b)	—	47,453	—	—	—
	Excise Tax Gross Up	—	474,914	—	—	—

Troy A. Pentecost	Severance Payment
	(Amount tied to
	Salary and Bonus)	—	1,345,500	—	—	—
	Acceleration of
	Stock Vesting (a)	—	436,800	436,800	436,800	436,800
	Benefit Plans (b)	—	47,269	—	—	—
	Excise Tax Gross Up	—	349,506	—	—	—

Jonathan H. Yellen	Severance Payment
	(Amount tied to
	Salary and Bonus)	—	1,851,127	—	—	—
	Acceleration of
	Stock Vesting (a)	—	436,800	436,800	436,800	436,800
	Benefit Plans (b)	—	47,449	—	—	—
	Excise Tax Gross Up	—	417,482	—	—	—

(a)	Represents unvested restricted stock grants at December 31, 2006 valued at the closing price of the last trading day preceding December 31, 2006.

(b)	Benefit plans include, for a period of 24 months following termination: health and dental insurance coverage for the individual and his family; group term life insurance equal to annual base salary; disability insurance; and supplemental health insurance coverage.
Related Person Transactions
Management Agreements.
We are parties to management agreements entered into with InterContinental Hotels Group, or IHG (formerly Six Continents Hotels), who managed 21 of our hotels at December 31, 2006.
In January 2006, we and IHG entered into amendments of the management agreements affecting all of the hotels wholly-owned by us and managed by IHG. Under the terms of the amendments, among other things, we were allowed to sell 29 IHG-managed hotels and to convert one Crowne Plaza® hotel to another brand without incurring any reinvestment obligations or liquidated damages. We will retain 17 IHG-managed hotels and a joint venture interest in one other hotel managed by IHG. For these retained hotels, the expiration dates of the management agreements were extended from 2018 to 2025, and the incentive fee provisions have been changed, which may result in payment of incentive fees for hotels which would not have earned such fees under the former arrangement. The management agreements for each of these 17 hotels also have a new performance-termination provision which allows us to terminate any management agreement without penalty if IHG’s economic performance falls below a threshold. In addition, we have committed to spend approximately $50 million in renovation capital with regard to 11 of the 17 hotels by June 30, 2007. We have agreed to spend an additional $22.7 million on the remaining 6 hotels by later deadlines. These changes to the management agreements took effect as of January 1, 2006.
IHG also receives various fees from us for other services, including accounting, marketing, reservation system and technology services. In the aggregate, we paid IHG and its affiliates management and other fees of approximately $39 million during 2006.
At the time of the amendments to the management agreement in January 2006, IHG was the beneficial owner of 16.8% of our outstanding common stock. IHG disposed of substantially all of this common stock to an unrelated third party in March 2006, and since that time, to our knowledge, IHG has been the beneficial owner of less than 1% of our outstanding common stock.
Sharing of Offices and Employees.
We share our executive offices and certain employees with FelCor, Inc., an entity controlled by Mr. Corcoran. FelCor, Inc. bears its share of the costs thereof, including an allocated portion of the rent, salaries of certain personnel, office supplies, telephones and depreciation of office furniture, fixtures and equipment. Any allocation of these shared expenses to us must be approved by a majority of our independent directors. During 2006, FelCor, Inc. paid approximately $50,000 of such expenses, and we bore the balance of such expenses. Mr.

Corcoran’s salary is paid solely by us, and he receives no salary from FelCor, Inc. Mr. Corcoran is the former President and Chief Executive Officer and the current Chairman of the Board and a director of our company and also serves as a director (or manager) and the President of FelCor, Inc. For a description of Mr. Corcoran’s employment agreement and of the change in control and severance agreements between us and our executive officers and certain other key employees, please see the discussion under “Executive Compensation—Employment Arrangements” in this Proxy Statement, beginning on page 36.
Loan to Executive Officer.
As an inducement to Mr. DeNicola to accept employment as our Executive Vice President and Chief Investment Officer in November 2001, a subsidiary of ours agreed to extend credit to him of up to $150,000. Mr. DeNicola borrowed $150,000 under this arrangement. The loan was secured by a second mortgage on Mr. DeNicola’s home, bore interest at an annual rate equal to 90-day LIBOR plus 3.25% and had a maturity date of January 15, 2007. Mr. DeNicola fully repaid the loan in 2006. The largest principal balance during 2006 was $105,000. All outstanding accrued interest was pre-paid by Mr. DeNicola in 2005.
Our Policy Regarding Related Person Transactions.
As they arise, we review all relationships and transactions in which we and our directors or executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Although we do not have a formal policy specifically addressing all related person transactions, our Code of Business Conduct and Ethics does cover conflicts of interest generally and applies to all of our officers, directors and employees, but not directly to 10% or greater stockholders. Under this Code, conflicts of interest are prohibited as a matter of policy. If any officer, director or employee becomes aware of any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest, that person is required to report the transaction or relationship in writing to our president or general counsel. The Code also provides guidelines on what may consititute conflicts of interest and sets forth standards to be followed in common situations where potential conflicts of interest may arise.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires officers and directors, and persons who beneficially own more than 10% of our stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
Based solely on a review of the copies furnished to us and representations from the officers and directors, we believe that all Section 16(a) filing requirements for the year ended December 31, 2006, applicable to our officers, directors and greater than 10% beneficial owners were satisfied, except that each of the directors in office in February 2006 was late in filing a Form 4 to report director compensation shares that were awarded in February 2006, Richard A. Smith was late in filing one Form 4 in 2005, which reported the purchase of Depository Shares representing shares of Series C Preferred Stock, and in filing one Form 4 in 2006, which reported a restricted stock grant, and Lester C. Johnson, our Chief Accounting Officer, was late in filing one Form 4, which reported transactions relating to an exercise by Mr. Johnson of stock options and the sale of shares of our common stock acquired through such exercise.
Based on written representations from the officers and directors, we believe that all Forms 5 for directors, officers and greater than 10% beneficial owners that have been filed with the SEC are the only Forms 5 required to be filed for the period ended December 31, 2006.
Report of the Audit Committee
The Audit Committee currently consists of four directors and operates under a written charter adopted by the Board of Directors. We consider all members to be independent as defined by the applicable NYSE listing standards and SEC regulations. Management is responsible for our internal controls and the financial reporting process. PwC, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards. The Audit Committee’s responsibility is to monitor and oversee the financial reporting process.
In this context, the Audit Committee reviewed and discussed with management and PwC the audited consolidated financial statements for the year ended December 31, 2006, management’s assessment of the effectiveness of the company’s internal control over financial reporting and PwC’s evaluation of the company’s internal control over financial reporting. The Audit Committee has discussed with PwC the matters that are required to be discussed by Statement on Auditing Standards Nos. 61, 89 and 90 (Codification of Statements on Auditing Standards, AU §380).
The Audit Committee received from PwC the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with PwC the issue of its independence from the company. The Audit Committee also concluded that PwC’s provision of audit and non-audit services to the company and its affiliates is compatible with PwC’s independence.
Based on the Audit Committee’s review of the audited consolidated financial statements and its discussions with management and PwC noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2006.
This report has been furnished by the current members of the Audit Committee.

Charles A. Ledsinger, Jr., Chairman
Richard S. Ellwood
Thomas C. Hendrick
David C. Kloeppel
Robert A. Mathewson

PROPOSAL 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PwC served as our independent registered public accounting firm during 2006 and has been selected to serve in that capacity for 2007, unless the Audit Committee of the Board of Directors subsequently determines that a change is desirable. While stockholder ratification is not required for the selection of PwC as our independent registered public accounting firm, because the Audit Committee has the ultimate responsibility for the selection of our independent registered public accounting firm, the selection is being submitted for ratification at the 2007 Annual Meeting of Stockholders, solely with a view toward soliciting the stockholders’ opinion. This opinion will be taken into consideration by the Audit Committee in its future deliberations.
A representative of PwC is expected to be at our 2007 Annual Meeting of Stockholders to respond to appropriate questions and to make a statement if desired.
Vote Necessary to Ratify the Selection.
The selection of PwC as our independent registered public accounting firm will be ratified if more votes are cast FOR than are cast AGAINST their selection. For this purpose, an abstention or a broker non-vote will only reduce the number of votes this proposal will receive.
Audit Fees.
Fees billed by PwC for the integrated audit of our consolidated financial statements and internal control over financial reporting, and the reviews of the quarterly financial statements included in our Quarterly Reports on Form 10-Q for the years 2006 and 2005 totaled $555,500 and $534,415, respectively. Services related to other regulatory filings totaled $65,369 for 2006 and $57,650 for 2005.
Audit-Related Fees.
In addition to the amount set forth under Audit Fees above, an aggregate of $44,775 was billed by PwC during 2005 for assurance and related services that were reasonably related to the performance of the audit for review of our financial statements for that year. The audit-related fees arose primarily from audits of certain subsidiaries. There were no audit-related fees paid to PwC for 2006.
Tax Fees.
Fees billed by PwC for tax preparation and compliance for the years 2005 totaled $61,409, and there were no fees for tax preparation and compliance for 2006.
In addition, an aggregate of $175,534 and $162,876 were billed by PwC during 2006 and 2005, respectively, for other tax-related fees. In 2006, the tax-related fees arose primarily from consulting on tax audits of $28,214 and tax planning and advice of $147,320. In 2005, the tax-

related fees arose primarily from consulting on tax audits of $31,486 and tax planning and advice of $131,390.
All Other Fees.
There were no other fees billed by PwC during 2006 or 2005 for services to the Company.
Auditor Independence.
In determining the independence of PwC, the Audit Committee considered whether the provision of the non-audit services is compatible with maintaining PwC’s independence.
Audit Committee’s Policy Regarding Pre-approval of Non-Audit Services.
In 2002, the Audit Committee adopted a policy of pre-approving the nature and estimated amount of any significant non-audit services to be provided to our company by its independent registered public accounting firm, taking into consideration the impact that the rendition of such services could have on their independence. The Audit Committee pre-approved all of the audit-related services and tax services rendered to us by PwC during 2006 and 2005.
ADDITIONAL INFORMATION
Other Business.
Our Board of Directors does not intend to bring, and knows of no one intending to bring, any matter before the annual meeting other than the election of the director nominees and the ratification of PwC as our independent registered public accounting firm. If any other matter is properly brought before the meeting, the persons named as proxies will vote them in accordance with their best judgment.
Outstanding Shares.
On April 2, 2007, a total of 62,387,408 shares of our common stock were outstanding. Each outstanding share of common stock is entitled to one vote on each matter presented.
Annual Report.
Our 2006 Annual Report to Stockholders and accompanying Financial Supplement are enclosed with this Proxy Statement. Our Annual Report to Stockholders, the Financial Supplement, this Proxy Statement and our Annual Report on Form 10-K may also be viewed on our website at www.felcor.com.
We will also send you a copy of our Annual Report on Form 10-K for 2006 if requested in writing sent to the Corporate Secretary at the address listed under “Questions” below.

How We Solicit Proxies.
In addition to this mailing, our employees may solicit proxies personally, electronically or by telephone. We pay the costs of soliciting the proxies. We also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions.
Stockholder Proposals for Next Year.
The deadline for stockholder proposals eligible for inclusion in next year’s proxy statement is December 21, 2007. Any stockholder proposal received after March 5, 2008, will be considered untimely and may be voted upon by the named proxies in accordance with their best judgment. All proposals should be submitted to our Corporate Secretary at the address listed under “Questions” below. All proposals must be in writing and otherwise in compliance with applicable SEC requirements.
Questions.
If you have questions or need more information about the annual meeting, you may write to:
Corporate Secretary
FelCor Lodging Trust Incorporated
545 E. John Carpenter Frwy., Suite 1300
Irving, Texas 75062-3933
You may also or call us at (972) 444-4900 or send us an e-mail at information@felcor.com. We also invite you to visit our website at www.felcor.com.

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and C/O COMPUTERSHARE to create an electronic voting instruction form. PO BOX 4625 ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER ATLANTA, GA 30302 COMMUNICATIONS If you would like to reduce the costs incurred by FelCor Lodging Trust Incorporated in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to FelCor Lodging Trust Incorporated, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: FELCR1 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. FELCOR LODGING TRUST INCORPORATED Vote On Directors For Withhold For All To withhold authority to vote for any individual 1. ELECTION OF THREE CLASS I DIRECTORS nominee(s), mark “For All Except” and write the AND TWO CLASS II DIRECTORS All All Except number(s) of the nominee(s) on the line below. Nominees: 01) Melinda J. Bush 02) Charles A. Ledsinger, Jr. 03) Robert H. Lutz, Jr. 0 0 0 04) Robert F. Cotter 05) Thomas C. Hendrick For Against Abstain Vote On Proposal 2. RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS FELCOR’S INDEPENDENT 0 0 0 REGISTERED PUBLIC ACCOUNTING FIRM. 3. In their discretion, the proxies (and if the undersigned is a proxy, any substitute proxies) are authorized to vote upon any other matter that is properly brought before the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR the election of the nominees for Class I and Class II directors and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as FelCor’s Independent Registered Public Accounting Firm. Please sign exactly as name appears at right. When shares are held by joint tenants, all should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. This Proxy is solicited by FelCor’s Board of Directors and the matters set forth herein were proposed by FelCor. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

PROXY FELCOR LODGING TRUST INCORPORATED 545 E. JOHN CARPENTER FREEWAY, SUITE 1300, IRVING, TEXAS 75062-3933 ANNUAL MEETING OF STOCKHOLDERS MAY 22, 2007 The undersigned hereby appoints Richard A. Smith and Jonathan H. Yellen, or either of them, with full power of substitution in each, proxies (and if the undersigned is a proxy, substitute proxies) to vote all common stock of the undersigned in FelCor Lodging Trust Incorporated at the Annual Meeting of Stockholders to be held at the offices of the corporation, 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas, at 9:00 a.m., Local Time, on May 22, 2007 and at any adjournments or postponements thereof, as specified on the reverse side. PLEASE SIGN AND DATE ON REVERSE SIDE OF THIS PROXY